                                                                    EXHIBIT 10.5

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                                      AMONG

                              DAVID'S BRIDAL, INC.
                         AND ITS SUBSIDIARIES SET FORTH
                              ON SCHEDULE 1 HERETO
                                  ("BORROWERS")

                                       AND

                            FIRST UNION NATIONAL BANK
                                    ("BANK")






                             AS OF DECEMBER 30, 1998
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                                TABLE OF CONTENTS

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SECTION 1  -  DEFINITIONS.........................................................................................1

         1.1.    Definitions......................................................................................1
         1.2.    Accounting Principles...........................................................................10

SECTION 2  -  CREDIT FACILITY....................................................................................10

         2.1.    The Facility....................................................................................10
         2.2.    Promissory Note.................................................................................11
         2.3.    Use of Proceeds.................................................................................11
         2.4.    Repayment.......................................................................................11
         2.5.    Interest........................................................................................11
         2.6.    Advances........................................................................................17
         2.7.    Reduction and Termination of Commitment.........................................................18
         2.8.    Prepayment......................................................................................18
         2.9.    Payments........................................................................................19
         2.10.  Commitment Fee...................................................................................19
         2.11.  Closing Fee......................................................................................19
         2.12.  Regulatory Changes in Capital Requirements.......................................................19

SECTION 2A  -  LETTERS OF CREDIT.................................................................................20

         2A.1.  Availability of Credits..........................................................................20
         2A.2.  Commitment Availability..........................................................................21
         2A.3.  Approval and Issuance............................................................................21
         2A.4.  Obligations of the Borrower......................................................................22
         2A.5.  Collateral Security..............................................................................23
         2A.6.  General Terms of Credits.........................................................................24

SECTION 3  -  REPRESENTATIONS AND WARRANTIES.....................................................................24

         3.1.    Organization and Good Standing..................................................................24
         3.2.    Power and Authority; Validity of Agreement......................................................25
         3.3.    No Violation of Laws or Agreements..............................................................25
         3.4.    Material Contracts..............................................................................25
         3.5.    Compliance......................................................................................25
         3.6.    Litigation......................................................................................26
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         3.7.    Title to Assets.................................................................................26
         3.8.    Accuracy of Information; Full Disclosure........................................................26
         3.9.    Taxes and Assessments...........................................................................27
         3.10.  Indebtedness.....................................................................................27
         3.11.  Management Agreements............................................................................27
         3.12.  Investments; Capital Structure...................................................................27
         3.13.  ERISA  ..........................................................................................28
         3.14.  Fees and Commissions.............................................................................28
         3.15.  No Extension of Credit for Securities............................................................28
         3.16.  Perfection of Security Interest..................................................................29
         3.17.  Hazardous Wastes, Substances and Petroleum Products..............................................29
         3.18.  Solvency.........................................................................................29
         3.19.  Employee Controversies...........................................................................30
         3.20.  Status of Subsidiaries that are not Borrowers....................................................30

SECTION 4  -  CONDITIONS.........................................................................................30

         4.1.    Effectiveness...................................................................................30
         4.2.    Advances........................................................................................32

SECTION 5  -  AFFIRMATIVE COVENANTS..............................................................................32

         5.1.    Existence and Good Standing.....................................................................32
         5.2.    Interim Financial Statements....................................................................33
         5.3.    Annual Financial Statements.....................................................................33
         5.4.    Compliance and Borrowing Base Certificates......................................................33
         5.5.    Receivables and Inventory Aging Reports.  ......................................................33
         5.6.    Additional Information..........................................................................33
         5.7.    Books and Records...............................................................................33
         5.8.    Insurance.......................................................................................34
         5.9.    Litigation; Event of Default....................................................................34
         5.10.  Taxes  ..........................................................................................34
         5.11.  Costs and Expenses...............................................................................34
         5.12.  Compliance; Notification.........................................................................34
         5.13.  ERISA  ..........................................................................................35
         5.14.  Fixed Charge Coverage Ratio......................................................................35
         5.15.  Leverage Ratio...................................................................................36
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         5.16.  Debt to Cash Flow Ratio..........................................................................36
         5.17.  Borrowing Base...................................................................................36
         5.18.  Management Changes...............................................................................36
         5.19.  Transactions Among Affiliates....................................................................36
         5.20.  Joinders.........................................................................................37
         5.21.  Further Assurances...............................................................................37
         5.22.  Other Information................................................................................37

SECTION 6  -  NEGATIVE COVENANTS.................................................................................37

         6.1.    Indebtedness....................................................................................37
         6.2.    Guaranties......................................................................................38
         6.3.    Loans ..........................................................................................38
         6.4.    Liens and Encumbrances..........................................................................38
         6.5.    Additional Negative Pledge......................................................................38
         6.6.    Restricted Payments.............................................................................38
         6.7.    Transfer of Assets; Liquidation.................................................................39
         6.8.    Acquisitions and Investments....................................................................39
         6.9.    Payments to Affiliates..........................................................................39
         6.10.  Use of Proceeds..................................................................................39
         6.11.  Funds to Non-Borrower Subsidiaries...............................................................39

SECTION 7  -  ADDITIONAL COLLATERAL AND RIGHT OF SET-OFF.........................................................40

         7.1.    Additional Collateral...........................................................................40
         7.2.    Right of Set-off................................................................................40

SECTION 8  -  DEFAULT............................................................................................40

         8.1.    Events of Default...............................................................................40
         8.2.    Remedies........................................................................................42

SECTION 9  -  MISCELLANEOUS......................................................................................43

         9.1.    Indemnification and Release Provisions..........................................................43
         9.2.    Participations and Assignments..................................................................43
         9.3.    Binding and Governing Law.......................................................................44
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         9.4.    Survival........................................................................................44
         9.5.    No Waiver; Delay................................................................................44
         9.6.    Modification....................................................................................44
         9.7.    Headings........................................................................................44
         9.8.    Notices.........................................................................................44
         9.9.    Payment on Non-Business Days....................................................................45
         9.10.  Time of Day......................................................................................46
         9.11.  Severability.....................................................................................46
         9.12.  Counterparts.....................................................................................46
         9.13.  Consent to Jurisdiction and Service of Process...................................................46
         9.14.  WAIVER OF JURY TRIAL.............................................................................46
         9.15.  ACKNOWLEDGMENTS..................................................................................46
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                                LIST OF EXHIBITS


Exhibit A:        Advance Request Form

Exhibit B:        Form of Note

Exhibit C:        Disclosure Pursuant to Representations and Warranties

Exhibit D:        Funding Costs and Loss of Earnings Calculation

Exhibit E:        Form of Compliance Certificate

Exhibit F:        Form of Borrowing Base Certificate

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT


                  THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement") is made as of the 30th day of December, 1998, by and among DAVID'S BRIDAL, INC., a Florida corporation ("DBI") and the direct and indirect Subsidiaries of DBI set forth on Schedule 1 attached hereto (each individually a "Borrower" and individually and collectively, "Borrowers"); and FIRST UNION NATIONAL BANK (formerly CoreStates Bank, N.A.), a national banking association ("Bank").

                              W I T N E S S E T H :

                  WHEREAS, Borrowers and Bank are parties to that certain Amended and Restated Credit Agreement dated as of December 31, 1997 (the "Existing Credit Agreement"); and

                  WHEREAS, Borrowers have requested, and Bank has agreed subject to the terms and conditions hereof, to amend the Existing Credit Agreement in certain respects as set forth herein;

                  NOW, THEREFORE, in consideration of the foregoing premises and the agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby amend and restate the Existing Credit Agreement to read in its entirety as follows:
                                    SECTION 1

                                   DEFINITIONS

                  1.1. Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below.

                  "Advance" means a borrowing under the Commitment pursuant to Paragraph 2.6 hereof.

                  "Advance Request Form" means the certificate in the form attached hereto as Exhibit A to be delivered by Borrowers to Bank as a condition of each Advance.

                  "Affiliate" means as to any party: (i) any person who or entity which directly or indirectly owns, controls or holds ten percent (10%) or more of the outstanding beneficial interests in such party; (ii) any entity of which ten percent (10%) or more of the outstanding beneficial interest is directly or indirectly owned, controlled, or held by such party; (iii) any entity which directly or indirectly is under common control with such party;
(iv) any director or general partner of such party or any Affiliate; or (v) any immediate family member of any person who is an Affiliate. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

                  "Agreement" means this Credit Agreement and all exhibits hereto, as each may be amended, modified, extended, consolidated or restated from time to time.

                  "Bank" means First Union National Bank, a national banking association.

                  "Base Rate" means the higher of (a) the Federal Funds Rate plus one half of one percent (1/2%) per annum or (b) the Prime Rate.

                  "Borrower" means individually, and "Borrowers" means individually and collectively, DBI and the Subsidiaries of DBI listed on
Schedule 1 attached hereto, and any additional Material Subsidiaries of DBI which may join in this Agreement pursuant to Paragraph 5.20 hereof from time to time.

                  "Borrowing Base" means the sum of (i) eighty percent (80%) of Eligible Accounts, plus (ii) sixty percent (60%) of Eligible Inventory, and
(iii) at any time during the months of October through March, an additional sum equal to the Permitted Overadvance.

                  "Borrowing Base Certificate" means a certificate in the form of Exhibit F attached hereto delivered by Borrowers to Bank pursuant to Paragraph 5.4 or Paragraph 4.1 hereof.

                  "Business Day" means any day not a Saturday, Sunday or a day on which banks are required or permitted to be closed under the laws of the Commonwealth of Pennsylvania.

                  "Capital Leases" means capital leases and subleases, as defined in Statement 13 of the Financial Accounting Standards Board dated November 1976, as amended and updated from time to time.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended from time to time, and all rules and regulations promulgated in connection therewith.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time, and regulations with respect thereto in effect from time to time.

                  "Collateral" means the collateral security for the Loan, including under the Security Agreement, the Pledge Agreements, the L/C Agreements, this Agreement or any other Loan Document.

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                  "Commitment" means at any time the maximum aggregate principal amount up to which Bank has agreed to make Advances under Paragraph 2.1 hereof and/or issue Letters of Credit under Section 2A hereof, being Thirty Million Dollars ($30,000,000) on the date hereof.

                  "Compliance Certificate" means a certificate in the form of Exhibit E attached hereto delivered by Borrowers to Bank pursuant to Paragraph
5.4 or Paragraph 4.1 hereof.

                  "DBI" means David's Bridal, Inc., a Florida corporation.

                  "Debt to Cash Flow Ratio" means, as of any date of determination, the ratio of Total Debt as of such date of determination to EBITDA for the most recent Rolling Period.

                  "Default" means an event, condition or circumstance the occurrence of which would, with the giving of notice or the passage of time or both, constitute an Event of Default.

                  "EBITDA" means, for any period, net income for such period as defined in accordance with GAAP, plus interest expense, taxes, depreciation and amortization, and non-cash non-operating extraordinary charges for such period, in each case as defined in accordance with GAAP and to the extent each has been deducted in determining net income.

                  "EBITDAR" means, for any period, EBITDA plus real property rents for such period, as defined in accordance with GAAP and to the extent such rents have been deducted in determining net income.

                  "Eligible Accounts" means, as of any date of determination thereof, the aggregate amount of all trade account receivables of DBI and its consolidated Subsidiaries, at book value net of reserves and contractual allowances determined in accordance with GAAP, excluding, without duplication:

                  (a) any receivable not payable in United States Dollars;

                  (b) any receivable due from an account debtor located outside of the United States;

                  (c) any receivable which by its terms is payable more than ninety (90) days after the date of determination, or the invoice date for which is more than sixty (60) days prior to the date of determination;

                  (d) any receivable due from any Borrower or any Subsidiary or Affiliate of any Borrower;

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
                  (e) any receivable with respect to all or part of which a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been presented for payment and returned uncollected for any reason;

                  (f) any receivable as to which Borrowers know that any one or more of the following events has occurred with respect to the account debtor: death or judicial declaration of incompetency; the filing by or against such account debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by such account debtor for the benefit of creditors; the appointment of a receiver or trustee for such account debtor or for any of the assets of such account debtor, including, without limitation, the appointment of or taking possession by a "custodian," as defined in the Bankruptcy Code; the institution by or against such account debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States or elsewhere) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, such account debtor; the sale, assignment, or transfer of all or substantially all of the assets of such account debtor; the inability to pay or the nonpayment by such account debtor of its debts generally as they become due; the cessation of the business of such account debtor as a going concern; or, in Bank's sole reasonable judgment, unsatisfactory general financial performance or credit standing or likelihood of unsatisfactory general financial performance or credit standing in the near future;

                  (g) any receivable as to which there is any unresolved dispute, defense, offset or counterclaim with or by the account debtor;

                  (h) any receivable that has not been created in the ordinary course of business;

                  (i) any receivable representing an obligation for goods placed on consignment and not yet sold by the consignee, or for goods on sale or return or sale on approval;

                  (j) any receivable payable to a Subsidiary that is not a Borrower; and

                  (k) any other class of receivable as Bank shall reasonably determine based on a lending audit with respect thereto, if any.

                  "Eligible Inventory" means all finished goods inventory of DBI and its consolidated Subsidiaries, at book value determined in accordance with GAAP net of any reserves and allowances required by GAAP, plus the purchase price of any inventory being purchased under outstanding Letters of Credit, excluding, without duplication:

                  (a) any inventory (other than inventory being purchased under outstanding Letters of Credit) located at any location other than the stores and warehouses identified on Exhibit A attached to the Security Agreement or additional stores or warehouses from time to time as to which (i) Borrowers have given to Bank thirty (30) days prior written notice thereof, which notice shall include the address of such location and the identity, address and phone number of the owner thereof, and (ii) Borrowers have executed and delivered any documents required by Bank pursuant to Paragraph 5.21 hereof; provided, however, that inventory being purchased pursuant to an outstanding Letter of Credit for delivery to any such location shall not be excluded;

                  (b) any inventory (other than inventory being purchased under outstanding Letters of Credit) located outside of the United States;

                  (c) any inventory of a Subsidiary that is not a Borrower;

                  (d) any inventory in the possession of a contract manufacturer, or in the possession of a third party on consignment or pursuant to a sale on approval or sale or return, or otherwise located at the place of business of a third party at which such party deals in goods of that kind or under other circumstances in which such third party or creditors of such third party may be able to assert rights in the inventory, other than the rights of a landlord or mortgagee provided that Borrowers are not in default of any payment obligation in excess of One Million Dollars ($1,000,000) or any other material obligation to such landlord or mortgagee;

                  (e) any inventory (other than inventory being purchased under outstanding Letters of Credit) represented by warehouse receipts or other documents of title;

                  (f) any inventory sold on lay-away or any similar arrangement; and

                  (g) any inventory that is damaged, obsolete, defective or otherwise not salable in the ordinary course of business.

                  "Environmental Control Statutes" means any federal, state, county, regional or local laws governing the control, storage, removal, spill, release or discharge of Hazardous Substances, including without limitation CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right to Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990, any similar or implementing state law, and in each case including all amendments thereto and all rules and regulations promulgated thereunder and permits issued in connection therewith.

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                  "EPA" means the United States Environmental Protection Agency, or any successor thereto.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, all amendments thereto and all rules and regulations in effect at any time thereunder.

                  "ERISA Affiliate" means, when used with respect to any Plan, ERISA, the PBGC or a provision of the Code pertaining to employee benefit plans, any person or entity that is a member of any group or organization within the meaning of Code Sections 414(b), (c), (m) or (o) of which any Borrower is a member.

                  "Event of Default" means an event described in Paragraph 8.1 hereof.

                  "Federal Funds Rate" means, for any day, the effective rate of interest for such day, as announced from time to time by the Board of Governors of the Federal Reserve System as shown in publication H.15 as the "Federal Funds Rate."

                  "Fixed Charge Coverage Ratio" means, as of any date of determination, the ratio of (i) EBITDAR for the most recent Rolling Period, to
(ii) the sum of (A) the current portion of long-term debt as of such date of determination plus (B) interest expense, capital expenditures and rents for the most recent Rolling Period (excluding up to Two Million Dollars ($2,000,000) of capital expenditures consisting of information technology expenditures associated with register/manager workstation upgrades and reporting systems, to the extent that such expenditures have been financed by borrowings permitted pursuant to Paragraph 6.1 hereof), in each case as determined in accordance with GAAP.

                  "GAAP" means generally accepted accounting principles set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements of the Financial Accounting Standards Board, which are applicable in the circumstances as of the date in question, subject to Paragraph 1.2 hereof; and such principles observed in a current period shall be comparable in all material respects to those applied in a preceding period, subject to Paragraph 1.2 hereof.

                  "Hazardous Substance" means petroleum products and items defined in the Environmental Control Statutes as "hazardous substances", "hazardous wastes", "pollutants" or "contaminants" and any other toxic, reactive, corrosive, carcinogenic, flammable or hazardous substance or other pollutant.

                  "Indebtedness" of any person as of any date of determination means and includes all obligations of such person which, in accordance with GAAP, shall be classified on a balance sheet of such person as liabilities of such person and in any event shall include, without duplication, all (i) obligations of such person for borrowed money or which have been incurred in connection with acquisition of property or assets, (ii) obligations secured by any lien upon property or assets owned by such person, notwithstanding that such person has not assumed or become liable for the payment of such obligations, to the extent of the fair market value of such property, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) Capital Leases, (v) guarantees and (vi) letters of credit and letter of credit reimbursement obligations.

                  "L/C Agreements" means the Master Letter of Credit Agreement and the CoreTrade(SM) Electronic Service Agreement executed and delivered by Borrowers pursuant to the Existing Credit Agreement, and such other documents or agreements as Bank may reasonably require from time to time in connection with the issuance of Letters of Credit hereunder, in each case as may be amended, modified, restated or replaced from time to time.

                  "Lease" means a lease of real property to which any Borrower or any Subsidiary is a party.

                  "Letter of Credit" means individually, and "Letters of Credit" means individually and collectively, the letter(s) of credit issued from time to time by Bank pursuant to the terms and conditions of Section 2A hereof.

                  "Letter of Credit Sublimit" means the portion of the Commitment up to which Bank has agreed to issue Letters of Credit pursuant to
Section 2A hereof, being Twenty-Five Million Dollars ($25,000,000) on the date hereof.

                  "Leverage Ratio" means, as of any date of determination, the ratio of Total Debt to net worth as of such date, as determined in accordance with GAAP.

                  "Loan" means the aggregate outstanding principal balance of indebtedness advanced and the outstanding amount of all Letters of Credit issued under the Commitment, and without duplication the amount of all unreimbursed draws under Letters of Credit, together with interest accrued thereon and fees and expenses incurred in connection with any of the foregoing.

                  "Loan Documents" means this Agreement, the Note, the Security Agreement, the Pledge Agreements, the L/C Agreements and the other documents and agreements executed and delivered in connection with this Agreement.

                  "Local Authorities" means individually and collectively the state and local governmental authorities and administrative agencies which govern the business, commercial activities or facilities owned or operated by any Company.

                  "Maple Shade Mortgage" means the mortgage loan from PNC Bank, National Association secured by the real estate associated with Borrowers' store location at 539 Highway 38 West, Maple Shade, NJ 08052 in a principal amount of $781,868 as of July 31, 1997, and any refinancing or replacement thereof that does not increase the principal balance thereof or the collateral security therefor and which is on terms which include a mortgagee consent and waiver in favor of Bank in form and substance satisfactory to Bank.

                  "Material Adverse Effect" means a material adverse effect on the business, financial condition or prospects of the Borrowers and its consolidated Subsidiaries taken as a whole.

                  "Material Subsidiary" means any direct or indirect Subsidiary of DBI which either (i) comprised five percent (5%) or more of the assets of DBI and its consolidated Subsidiaries as of the most recent date as of which a balance sheet has been delivered (or is required to have been delivered) hereunder, or (ii) was responsible for five percent (5%) or more of EBITDA for DBI and its consolidated Subsidiaries for the most recent Rolling Period.

                  "Note" means the second amended and restated promissory note in the form of Exhibit B attached hereto delivered by Borrowers to Bank, as may be amended, modified, extended, consolidated or restated from time to time.

                  "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

                  "Permitted Investments" means (i) investments in commercial paper maturing in 180 days or less from the date of issuance which is rated A1 or better by Standard & Poor's Corporation or P1 or better by Moody's Investors Services, Inc.; (ii) investments in direct obligations of the United States of America or obligations of any agency thereof which are guaranteed by the United States of America, provided that such obligations mature within twelve (12) months of the date of acquisition thereof; (iii) investments in certificates of deposit maturing within one (1) year from the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $500,000,000 and the long-term deposits of which are rated A1 or better by Moody's Investors Services, Inc. or equivalent by Standard & Poor's Corporation; and (iv) investments in money market funds which invest solely in any of the foregoing.

                  "Permitted Overadvance" means (i) from the date hereof through March 31, 1999, Three Million Dollars ($3,000,000); (ii) for the period October 1, 1999 through March 31, 2000, Three Million Dollars ($3,000,000); (iii) for the period October 1, 2000 through March 31, 2001, Two Million Dollars ($2,000,000), and (iv) at any other time, zero ($0).

                  "Plan" means any employee pension benefit or employee welfare benefit plan as defined in Sections 3(1) or (2) of ERISA maintained or sponsored by, contributed to, or covering employees of any Borrower or any ERISA Affiliate.

                  "Pledge Agreements" means the Pledge Agreements executed and delivered by DBI pursuant to Paragraph 4.1 hereof, and any additional Pledge Agreement executed and delivered from time to time pursuant to Paragraph 5.20 hereof, each as may be amended, modified or restated from time to time.

                  "Prime Rate" means the rate of interest announced by Bank from time to time as its prime rate.

                  "Redemption Agreements" means the Amended and Restated Stock Redemption Agreement dated as of June 9, 1995 among DBI and certain shareholders of DBI, and the Employment and Stock Redemption Agreement dated as of June 9, 1995 between DBI and Philip Youtie.

                  "Release" means any spill, leak, emission, discharge or the pumping, pouring, emptying, disposing, injecting, escaping, leaching or dumping of a Hazardous Substance.

                  "Restricted Payments" means redemptions, repurchases, and distributions of any kind (including redemptions in exchange for real or personal, tangible or intangible, property) in respect of any equity interests in DBI, other than distributions of equity securities of DBI.

                  "Richmond Mortgage" means a mortgage loan in a principal amount not to exceed $1,900,000 secured by the real estate associated with Borrowers' store location in Richmond, Virginia on terms which include a mortgagee consent and waiver in favor of Bank in form and substance satisfactory to Bank.

                  "Rolling Period" means a period of four consecutive fiscal quarters for which income statements have been (or are required to have been) delivered hereunder.

                  "Sale of Material Assets" means any transfer, sale or other disposition of assets of DBI or its consolidated Subsidiaries (including the stock of any Subsidiary) in one or more related transactions, which represented, or with respect to which the proceeds from such transaction(s) comprised, either
(i) 5% or more of the assets of DBI and its consolidated Subsidiaries as of the most recent date for which a balance sheet has been delivered hereunder, or (ii) 5% or more of the EBITDA of DBI and its consolidated Subsidiaries for the most recent Rolling Period; provided, however, that no such transaction shall constitute a Sale of Material Assets to the extent that within ninety (90) days after receipt of the proceeds thereof by DBI or its Subsidiary such proceeds have been used to acquire assets of a similar character for use in the business of DBI and its consolidated Subsidiaries.

                  "Security Agreement" means the Security Agreement executed by Borrowers delivered pursuant to Paragraph 4.1 hereof (including as joined in by any additional Borrowers pursuant to Paragraph 5.20 hereof from time to time), as may be amended, modified, or restated from time to time.

                  "Subsidiary" means any corporation, partnership or other legal entity of which any Borrower, directly or indirectly (including as beneficiary of a business trust), owns more than fifty percent (50%) of any class or classes of securities or partnership interests, and any partnership in which a Borrower is a general partner. Unless otherwise specified, references to "Subsidiaries" herein shall mean direct and indirect Subsidiaries of DBI.

                  "Termination Date" means the earlier of (i) July 31, 2001, or
(ii) the date on which the Commitment is terminated pursuant to Paragraph 2.7 hereof.

                  "Total Debt" means, as of any date of determination, the sum of total liabilities and the undrawn amount of all Letters of Credit as of such date, as determined in accordance with GAAP.

                  1.2. Accounting Principles. Except as otherwise provided herein, financial and accounting terms used in the foregoing definitions or elsewhere in this Agreement, shall be defined in accordance with GAAP. If Borrowers or Bank determine that a change in GAAP from that in effect on the date hereof has altered the treatment of certain financial data to its detriment under this Agreement, such party may, by written notice to the other within thirty (30) days after the effective date of such change in GAAP, require renegotiation of the financial covenants affected by such change to modify such covenants as necessary to equitably reflect such change in GAAP. If Borrowers and Bank have not agreed on revised covenants within thirty (30) days after the delivery of such notice, then, for purposes of this Agreement, GAAP will mean generally accepted accounting principles on the date just prior to the date on which the change occurred that gave rise to the notice.

                                    SECTION 2

                                 CREDIT FACILITY

                  2.1.  The Facility.

                           (a) Commitment. From time to time prior to the
Termination Date, subject to the provisions below, Bank agrees to make Advances to Borrowers, jointly and severally, which Borrowers may repay and reborrow prior to the Termination Date, for purposes specified in Paragraph 2.3 hereof; provided, however, that the aggregate outstanding principal amount of such Advances shall not exceed at any time the lesser of the Commitment or the Borrowing Base.

                           (b) Joint and Several Obligation. The obligations of
Borrowers hereunder are and shall be joint and several.

                           (c) Authority of DBI. Each of the Borrowers hereby
irrevocably authorizes and requests that DBI execute all Advance Request Forms, make all elections as to interest rates and take any other actions required or permitted of Borrowers under this Agreement, on its respective behalf, in each case with the same force and effect as if such Borrower had executed such Advance Request Form, made such election or taken such other action itself. Any request, application or other communication by DBI may be relied on by Bank, and any communication by Bank shall be made to DBI, and shall be binding on each Borrower, jointly and severally, as fully as if such request, application or other communication were made directly by or to each such Borrower.

                  2.2. Promissory Note. The Indebtedness of the Borrowers to Bank under the Loan will be evidenced by a Note executed by Borrowers in favor of Bank. The original principal amount of the Note will be in the amount of the Commitment; provided, however, that notwithstanding the face amount of such Note, Borrowers' liability thereunder shall be limited at all times to the actual indebtedness, principal, interest, fees and expenses then outstanding to Bank under the Loan.

                  The Note amends and restates the promissory note dated August 1, 1997, as previously amended and restated as of December 31, 1997, and delivered by Borrowers to Bank in connection with the Existing Credit Agreement (the "Prior Note"); provided, however, that the Note shall not be deemed to have extinguished or discharged the indebtedness and obligations of Borrowers under the Prior Note or the collateral security therefor, all of which shall continue under and be governed by this Agreement, the Note, and the other Loan Documents, each as may be confirmed, supplemented, amended or restated in connection herewith.

                  2.3. Use of Proceeds. Funds advanced under the Loan shall be used solely (i) for Borrowers' working capital needs and general corporate purposes of Borrowers, and (ii) for reimbursement of draws under Letters of Credit in accordance with Paragraph 2A.4(b) hereof.

                  2.4. Repayment. The aggregate outstanding principal balance under the Loan on the Termination Date, together with all interest, fees and costs due hereunder, shall be due and payable in full on July 31, 2001. Notwithstanding the immediately preceding sentence, the aggregate outstanding balance of the Loan shall be due and payable immediately upon acceleration of the Loan in accordance with Paragraph 8.2 hereof.

                  2.5. Interest. Portions of the Loan shall bear interest on the outstanding principal amount thereof in accordance with the following provisions:

                           (a) Definitions. As used in this Paragraph 2.5 and
elsewhere in this Agreement, the following words and terms shall have the meanings specified below:

                  "Adjusted Libor Rate" shall mean, for any Interest Period, as applied to a Portion, the rate per annum (rounded upwards, if necessary to the next 1/100 of 1%) determined pursuant to the following formula:

                  Adjusted Libor Rate =              Libor Rate
                                             [1 - Reserve Percentage]

For purposes hereof, "Libor Rate" shall mean, as applied to a Portion, the rate which appears on the Telerate Page 3750 at approximately 9:00 a.m. Philadelphia time two London Business Days prior to the commencement of such Interest Period for the offering to leading banks in the London Interbank Market of deposits in United States dollars ("Eurodollars") or, if such rate does not appear on the Telerate page 3750, the rate which appears (or, if two or more such rates appear, the average rounded up to the nearest 1/100 of 1% of the rates which appear) on the Reuters Screen LIBO Page as of 9:00 a.m. Philadelphia time two London Business Days prior to the commencement of the Interest Period, in either case for an amount substantially equal to such Portion as to which Borrowers may elect the Adjusted Libor Rate to be applicable with a maturity of comparable duration to the Interest Period selected by Borrowers for such Portion, as may be adjusted from time to time in accordance with Paragraph 2.5(f) hereof. As of the date hereof, the Reserve Percentage is zero percent (0%).

                  "Applicable Margin" means the percentage per annum set forth in the appropriate column below that corresponds to the ratio of Total Debt to EBITDA for DBI and its consolidated Subsidiaries for the most recent Rolling Period (the Applicable Margin being the lowest applicable percentage per annum as to which the ratio requirement has been attained):

                                                      Applicable Margin
                                                      -----------------
                   Ratio of Total Debt            Base Rate          Libor
Level                   to EBITDA                 Portions         Portions
-----                   ---------                 --------         --------
I                 Greater than 2.75 to 1           0.00%             1.75%

II                Less than or equal to            0.00%             1.50%
                  to 2.75 to 1 but greater
                  than 2.50 to 1

III               Less than or                     0.00%             1.25%
                  equal to 2.50 to 1

The initial Applicable Margin, which shall remain in effect until delivery of a Compliance Certificate with respect to the first quarter of 1999, shall be based on Level II. Thereafter the Applicable Margin shall adjust automatically, as appropriate, on the day following delivery of a quarterly Compliance Certificate in accordance with Paragraph 5.4 hereof, commencing with the Compliance Certificate to be delivered with respect to the first quarter of 1999; provided, that in the event that a quarterly compliance certificate has not been delivered on the date required by Paragraph 5.4 then the Applicable Margin shall adjust to the highest margin provided above as of the date of required delivery; provided further, however, that the Applicable Margin shall readjust on the day after delivery of such delinquent Compliance Certificate based on the ratio set forth in such Compliance Certificate.

                  "Base Rate Portion" means a Portion as to which Borrowers have elected the rate of interest based on the Base Rate to be applicable.

                  "Interest Period" shall mean, with respect to any Libor Portion, a period of one (1), two (2), three (3) or six (6) months' duration, as Borrowers may elect, during which the Adjusted Libor Rate is applicable; provided, however, that (a) if any Interest Period would otherwise end on a day which shall not be a London Business Day, such Interest Period shall be extended to the next succeeding London Business Day, unless such London Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding London Business Day, subject to clause (c) below; (b) interest shall accrue from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires; (c) with respect to an Interest Period which begins on the last London Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last London Business Day of a calendar month; and (d) Borrowers may not elect an Interest Period that would extend past the Termination Date.

                  "Libor Portion" means a Portion as to which Borrowers have elected the interest rate based on the Adjusted Libor Rate to be applicable.

                  "London Business Day" shall mean any Business Day on which banks in London, England are open for business.

                  "Portion" shall mean a portion of the Loan as to which a specific interest rate and, in the case of a Libor Portion, an Interest Period, has been elected by Borrower.

                  "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12 Code of Federal Regulations, as amended, and any successor thereto.

                  "Reserve" shall mean, for any day, that reserve (expressed as a decimal) which is in effect (whether or not actually incurred) with respect to Bank on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which Bank is subject including any board or governmental or administrative agency of the United States or any other jurisdiction to which Bank is subject for determining the maximum reserve requirement (including without limitation any basic, supplemental, marginal or emergency reserves) for Eurocurrency liabilities as defined in Regulation D.

                  "Reserve Percentage" shall mean, for Bank on any day, that percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which Bank is subject, including any board or governmental or administrative agency of the United States or any other jurisdiction to which Bank is subject), for determining the reserve requirement (including without limitation any basic, supplemental, marginal or emergency reserves) for (i) deposits of United States Dollars or (ii) Eurocurrency liabilities as defined in Regulation D, in each case used to fund a Libor Portion. The Adjusted Libor Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

                           (b)      Interest on Loan.

                           (i) At the Borrowers' election in accordance with the
provisions of Paragraph 2.5(c) below, in the absence of an Event of Default hereunder and prior to maturity or judgment, and subject to clause (ii) below, any Portion of the Loan shall bear interest at either of the following rates:

                                    (A) Base Rate. The Base Rate plus the
Applicable Margin.

                                    (B) Adjusted Libor Rate. The Adjusted Libor
Rate plus the Applicable Margin.

                      (ii) Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default hereunder, including after maturity and upon judgment, Borrowers hereby agree to pay to Bank interest (A) on any outstanding Libor Portion at the rate which is two percent (2%) per annum in excess of the Adjusted Libor Rate plus the Applicable Margin for each such Portion through the end of the applicable Interest Period, and thereafter, at the rate of two percent (2%) per annum in excess of the Base Rate plus the Applicable Margin, and (B) on any Portion bearing interest based on the Base Rate, at the rate of two percent (2%) per annum in excess of the Base Rate plus the Applicable Margin.

                  (c) Procedure for Determining Interest Periods and Rates of Interest.

                      (i) If Borrowers elect the rate based on the Base Rate to be applicable to a Portion, Borrowers must notify Bank of such election in writing prior to eleven o'clock (11:00) a.m. Philadelphia time one (1) Business Day prior to the proposed application of such rate. If Borrowers elect the rate based on the Adjusted Libor Rate to be applicable to a Portion, Borrowers must notify Bank of such election and the Interest Period selected prior to eleven o'clock (11:00) a.m. Philadelphia time at least two (2) London Business Days prior to the commencement of the proposed Interest Period. If Borrowers do not provide notice for the rate based on the Adjusted Libor Rate, then Borrowers shall be deemed to have requested that the rate based on the Base Rate shall apply to any Portion as to which the Interest Period is expiring and to any new Advance of the Loan until Borrowers shall have given proper notice of a change in or determination of the rate of interest in accordance with this Paragraph 2.5(c).

                      (ii) Borrowers shall not elect more than five (5) different Libor Portions to be applicable to the Loan at one time, and any Portion shall be in an even multiple of One Hundred Thousand Dollars ($100,000).

                  (d) Payment and Calculation of Interest. With respect to Libor Portions, interest shall be due and payable on the last day of each Interest Period for each such Portion, and, in the case of a Libor Portion with an Interest Period of six (6) months, on the ninetieth (90) day after the commencement of such Interest Period and on the last day of the Interest Period. With respect to Base Rate Portions, interest shall be due and payable on the last Business Day of each month commencing on the first such date after the first Advance which bears interest at the rate based on the Base Rate. Interest shall be calculated in accordance with the provisions of Paragraph 2.5(b) hereof; all interest based on the Adjusted Libor Rate or the Federal Funds Rate shall be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days, and interest based on the Prime Rate shall be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as applicable.

                  (e) Reserves. If at any time when a Libor Portion is outstanding, Bank (or a bank Affiliate of Bank) is subject to and incurs a Reserve, Borrowers hereby agree to pay within five (5) Business Days of demand thereof from time to time, as billed by Bank, such additional amount as is necessary to reimburse Bank for its costs in maintaining such Reserve to the extent that such costs are not reflected in the Reserve Percentage used to determine the Adjusted Libor Rate. Such amount shall be computed by taking into account the cost incurred by Bank in maintaining such Reserve in an amount equal to the Portion on which such Reserve is incurred, which computation shall be set forth in any such demand by Bank. The determination by Bank of such costs incurred and the allocation of such costs among Borrowers and other customers which have similar arrangements with Bank shall be prima facie evidence of the correctness of the fact and the amount of such additional costs, if calculated in a manner consistent with similar charges made by Bank to its other customers having similar arrangements with Bank. Upon notification to Borrowers of any payment required pursuant to this Paragraph 2.5(e), Borrowers (A) shall make such payment in accordance with the provisions hereof and (B) may repay the Portion of the Loan with respect to which such payment is required, subject to the requirements of Paragraph 2.8 and 2.5(g) hereof.

                  (f) Special Provisions Applicable to Adjusted Libor Rate. The following special provisions shall apply to the Adjusted Libor Rate:

                      (i) Change of Adjusted Libor Rate. The Adjusted Libor Rate may be automatically adjusted by Bank on a prospective basis to take into account the additional or increased cost of maintaining any necessary reserves for Eurodollar deposits or increased costs due to changes in applicable law or regulation or the interpretation thereof occurring subsequent to the commencement of the then applicable Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage and any Reserve which has resulted in a payment pursuant to subparagraph (e) above, that increase the cost to Bank of funding the Loan or a portion thereof bearing interest based on the Adjusted Libor Rate. Bank shall give Borrowers notice of such a determination and adjustment, which determination shall be prima facie evidence of the correctness of the fact and the amount of such adjustment. Borrowers may, by notice to Bank, (A) request Bank to furnish to Borrowers a statement setting forth the basis for adjusting such Adjusted Libor Rate and the method for determining the amount of such adjustment; and/or (B) repay the Portion of the Loan with respect to which such adjustment is made, subject to the requirements of Paragraph 2.8 and 2.5(g) hereof.

                      (ii) Unavailability of Eurodollar Funds. In the event that Borrowers shall have requested the rate based on the Adjusted Libor Rate in accordance with Paragraph 2.5(c) and Bank shall have reasonably determined that Eurodollar deposits equal to the amount of the principal of the Portion and for the Interest Period specified are unavailable, or that the rate based on the Adjusted Libor Rate will not adequately and fairly reflect the cost of making or maintaining the principal amount of the Portion specified by Borrowers during the Interest Period specified, or that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining the rate based on the Adjusted Libor Rate applicable to the specified Interest Period, Bank shall give notice of such determination to Borrowers that the rate based on the Adjusted Libor Rate is not available. A determination by Bank hereunder shall be prima facie evidence of the correctness of the fact and amount of such additional costs or unavailability. Upon such a determination, (i) the obligation to advance or maintain Libor Portions shall be suspended until Bank shall have notified Borrowers that such conditions shall have ceased to exist, and (ii) the rate based on the Base Rate shall be applicable to all Portions.

                      (iii) Illegality. In the event that it becomes unlawful for Bank (or Bank's bank Affiliate) to maintain Eurodollar liabilities sufficient to fund any Portion of the Loan subject to the rate based on the Adjusted Libor Rate, then Bank shall immediately notify Borrowers thereof and Bank's obligations hereunder to advance or maintain advances at the rate based on the Adjusted Libor Rate shall be suspended until such time as Bank (or Bank's bank Affiliate) may again cause the rate based on the Adjusted Libor Rate to be applicable to any Portion of the outstanding principal balance of the Loan and any Portion shall then be subject to the rate based on the Base Rate.

                  (g) Funding Costs and Loss of Earnings. In the event that Borrowers shall have requested the Adjusted Libor Rate to be applicable to a Portion to be Advanced and Borrowers shall revoke the request for such Advance or shall fail to meet the conditions to such Advance as set forth in Section Four hereof, and in connection with any prepayment or repayment of a Libor Portion made on other than the last day of the applicable Interest Period, whether such prepayment or repayment is voluntary, mandatory, by demand, acceleration or otherwise, Borrowers shall pay to Bank all reasonable funding costs and loss of earnings which may arise in connection with such revocation of request for or failure to meet the conditions to such Advance or such prepayment or repayment, as calculated by Bank in accordance with Exhibit D hereto.

         2.6. Advances.

                  (a) Advance Request. Borrowers shall give Bank written notice, not later than eleven o'clock (11:00) a.m. Philadelphia time one (1) Business Day prior to the proposed Advance in the case of an advance of a Base Rate Portion, and two (2) Business Days prior to an advance of a Libor Portion, of each requested Advance under the Commitment specifying the date, amount and purpose thereof. Such notice shall be in the form of the Advance Request Form attached hereto as Exhibit A, shall be certified by the chief financial officer of DBI or other financial officer designated by the president or chief financial officer of DBI and as to which an incumbency certificate and specimen signature have been provided to Bank, and shall contain the following information and representations, which shall be deemed affirmed and true and correct as of and upon receipt of the date of and upon receipt of the requested Advance:

                      (i) the aggregate amount of the requested Advance, which shall be an even multiple of $100,000;

                      (ii) confirmation of compliance with Paragraphs 5.14 through 5.17 as of the most recent date for which a Compliance Certificate or Borrowing Base Certificate, as applicable, has been (or is required to have been) delivered, and taking into account any Advances, including the requested Advance, and payments since such date; and

                      (iii) statements that the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects as of the date thereof; no Event of Default or Default hereunder has occurred and is then continuing or will be caused by the requested Advance; and there has been no Material Adverse Effect since the date of this Agreement and no event or circumstance (or combination of events or circumstances) has occurred which is reasonably likely to have a Material Adverse Effect.

                  (b) Procedures. Upon receiving a request for an Advance in accordance with subparagraph (a) above, subject to the satisfaction of the terms and conditions hereof, Bank shall make the requested Advance available to Borrowers by crediting such amount to Borrowers' deposit account with Bank not later than two o'clock (2:00) p.m. on the day of the requested Advance.

                  (c) Requests Irrevocable. Each request for an Advance pursuant to this Paragraph 2.6 shall be irrevocable and binding on Borrowers. In the case of any Advance bearing interest at the rate based upon the Adjusted Libor Rate, Borrowers shall indemnify Bank against any loss, cost or expense incurred by Bank as a result of not borrowing such funds on the requested Advance date, including as a result of any failure to fulfill on or before the date specified in such request for an Advance the applicable conditions set forth in Section Four hereof, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by Bank to fund the Advance to be made by Bank when such Advance, as a result of such failure, is not made on such date, as calculated by Bank in accordance with Exhibit D attached hereto.

         2.7. Reduction and Termination of Commitment.

                  (a) Borrowers. Borrowers shall have the right at any time and from time to time, upon three (3) Business Days' prior written notice to Bank, to reduce the Commitment in increments of $1,000,000 or multiples thereof without penalty or premium, provided that on the effective date of such reduction Borrowers shall make a prepayment of the Loan in an amount, if any, by which the aggregate outstanding principal balance of the Loan exceeds the amount of the Commitment as then so reduced, together with accrued interest on the amount so prepaid and any amounts due pursuant to Paragraph 2.5(g) hereof.

                  (b) Bank. Bank shall have the right to terminate the Commitment at any time, in its discretion and upon notice to Borrowers, upon the occurrence of any Event of Default hereunder (except if an Event of Default described in Paragraph 8.1(i) shall occur with respect to any Borrower, or with respect to more than two Subsidiaries that are not Borrowers at any one time, in which case termination of the Commitment shall occur automatically without notice).

                  (c) Restoration Only With Consent. Any termination or reduction of the Commitment pursuant to subparagraphs 2.7(a) and (b) shall be permanent, and such Commitment cannot thereafter be restored or increased without the written consent of Bank.

         2.8. Prepayment.

                  (a) Upon one (1) Business Day's prior written notice by Borrowers to Bank, Borrowers may repay all or any portion of the outstanding principal balance under the Loan without premium or penalty, provided that any such payment shall include all accrued interest on the amount prepaid plus any amounts which may be due pursuant to Paragraph 2.5(g) hereof.

                  (b) If at any time the aggregate outstanding principal balance of the Loan plus the undrawn amount of all outstanding Letters of Credit is in excess of the Borrowing Base, Borrowers shall immediately make a prepayment of the Loan in accordance with subparagraph (a) above in an amount sufficient to reduce the balance of the Loan to an amount less than or equal to the Borrowing Base, together with interest on the amount prepaid through the date or prepayment and any amounts owed pursuant to Paragraph 2.5(g) hereof.

                  (c) Upon any Sale of Material Assets, or upon the incurrence of any Indebtedness for borrowed money (other than normal purchase money indebtedness and the Richmond Mortgage), Borrowers shall pay to Bank the full amount of the proceeds thereof, for application to the outstanding principal balance of the Loan, together with interest on the amount repaid through the date of repayment and any amounts owed pursuant to Paragraph 2.5(g) hereof.

                  (d) Payments made prior to the Termination Date shall not reduce the Commitment and may be reborrowed in accordance with this Agreement.

         2.9. Payments. All payments of principal, interest, fees and other amounts due hereunder, including any prepayments thereof, shall be made by Borrowers to Bank in immediately available funds before twelve o'clock (12:00) noon, Philadelphia time, on any Business Day at the office of Bank at 1339 Chestnut Street, Philadelphia, PA 19101. Borrowers hereby authorize Bank to charge Borrowers' accounts with Bank for all payments of principal, interest and fees when due hereunder.

         2.10. Commitment Fee. Borrowers shall pay to Bank a non-refundable commitment fee at the rate of one-quarter of one percent (1/4%) per annum on the unborrowed portion of the Commitment from the date hereof through the Termination Date, which fees shall be payable at the offices of Bank quarterly in arrears on the tenth day of each January, April, July and October and on the applicable Termination Date. The commitment fee shall be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days.

         Borrowers and Bank hereby agree that for purposes of calculating the commitment fee to be paid from time to time under this Paragraph 2.10, the unborrowed portion of the Commitment (on which such fee is calculated) shall be reduced by the amount available to be drawn under outstanding Letters of Credit.

         2.11. Closing Fee. On the date of this Agreement, Borrowers shall pay to Bank a fee in the amount of $25,000.

         2.12. Regulatory Changes in Capital Requirements. If Bank shall have determined that the adoption or the effectiveness after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or any lending office of Bank) or Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency which is generally applicable to banks comparable to Bank, has or would have the effect of reducing the rate of return on Bank's capital or on the capital of Bank's holding company, as a consequence of this Agreement, the Commitment, Advances, Letters of Credit or the Loan made by Bank pursuant hereto to a level below that which Bank or its holding company could have achieved but for such adoption, change or compliance (taking into consideration Bank's policies and the policies of Bank's holding company with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time Borrowers shall pay to Bank such additional amount or amounts as will compensate Bank or its holding company for any such reduction suffered together with interest on each such amount from the date due until payment in full thereof at the rate provided in Paragraph 2.5(b)(ii) hereof with respect to amounts not paid when due. Bank will notify Borrowers of any event occurring after the date of this Agreement that will entitle Bank to compensation pursuant to this Paragraph 2.12 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and such compensation shall not be charged for any period more than three (3) months prior to the date of such notice.

         A certificate of Bank setting forth such amount or amounts as shall be necessary to compensate Bank or its holding company as specified above and describing the calculation of such amount shall be delivered to Borrowers and shall be conclusive absent manifest error, if calculated and charged in a manner consistent with similar charges made by Bank to its other customers having similar arrangements with Bank. Borrowers shall pay Bank the amount shown as due on any such certificate delivered by Bank within ten (10) days after its receipt of the same.

         Failure on the part of Bank to demand compensation for increased costs or reduction in amounts received or receivable or reductions in return on capital with respect to any period shall not constitute a waiver of Bank's right to demand compensation with respect to any other period except as otherwise limited by the terms of this Paragraph 2.12.


                                   SECTION 2A

                                LETTERS OF CREDIT

         2A.1. Availability of Credits. Subject to the terms and conditions set forth herein, Bank shall from time to time prior to the Termination Date issue Letters of Credit for the account of one or more Borrowers on the following terms and conditions:

                  (a) at the time of issuance of the Letter of Credit, the sum of the amount available to be drawn under such Letter of Credit and all other Letters of Credit then outstanding hereunder plus any unreimbursed draws under Letters of Credit, plus the outstanding principal balance of the Loan, shall not exceed the lesser of the Commitment or the Borrowing Base;

                  (b) at the time of issuance of the Letter of Credit, the amount available to be drawn under such Letter of Credit and all other Letters of Credit then outstanding hereunder plus any unreimbursed draws under Letters of Credit shall not exceed, in the aggregate, the Letter of Credit Sublimit;

                  (c) the final expiration date of each Letter of Credit shall be on or before the earlier of (i) one year, in the case of standby Letters of Credit, and one hundred eighty (180) days, in the case of documentary Letters of Credit, from the date of issuance thereof or (ii) the Termination Date;

                  (d) there shall not exist at the time of issuance of the Letter of Credit, or as a result thereof, any Default or Event of Default hereunder; and

                  (e) each Letter of Credit issued under this Section 2A shall be utilized by a Borrower for legitimate purposes in the ordinary course of its business.

         2A.2. Commitment Availability. The amount available under the Commitment as from time to time in effect shall be reduced by the amount available to be drawn under all outstanding Letters of Credit and unreimbursed amounts of any draws under Letters of Credit.

The amount by which the Commitment is so reduced shall not be available for Advances under Paragraph 2.6 hereof, except Advances thereunder which are made to reimburse Bank for draws under the Letters of Credit as permitted pursuant to Paragraph 2A.4(b) hereof.

         2A.3. Approval and Issuance.

                  (a) Whenever a Borrower desires that a Letter of Credit be issued for its account, or that an outstanding Letter of Credit issued for its account be amended, such Borrower shall give Bank at least three (3) Business Days' prior written request therefor in the case of a standby Letter of Credit, and, in the case of a documentary Letter of Credit, written request therefor (or by electronic request pursuant to procedures established between Borrowers and
Bank) one (1) Business Day prior to issuance.

                  (b) Letters of Credit and amendments thereto shall be requested, processed and issued, and draws thereon shall be negotiated, processed and paid, in accordance with and subject to the terms and procedures of the L/C Agreements entered into between Borrowers and Bank.

                  (c) It shall be a condition to the issuance of any Letter of Credit that the conditions set forth in Paragraph 2A.1 and 4.2 shall be satisfied.

         2A.4. Obligations of the Borrower.

                  (a) Borrowers agrees to pay to Bank in connection with each Letter of Credit issued hereunder:

                      (i) immediately upon the demand of Bank, the amount paid by Bank with respect to such Letter of Credit;

                      (ii) immediately upon demand of Bank, the amount of any draft presented purporting to be drawn under such Letter of Credit provided that the draft and accompanying documents conform to the terms of the Letter of Credit but subject to the terms of Paragraph 2A.7 (whether or not Bank has at such time honored such draft) and any other amounts paid thereunder (it being understood that Bank is not required to make demand upon or proceed against any other party or to resort to any Collateral before obtaining payment from Borrowers);

                      (iii) quarterly in arrears on the first day of each June, September, December and March, a fee calculated on the average outstanding amount of documentary Letters of Credit for such period at a rate per annum equal to one-quarter of one percent (1/4%);

                      (iv) in advance upon the date of issuance or extension of any standby Letter of Credit, a fee calculated on the face amount of such standby Letter of Credit for the term of such Letter of Credit at a rate per annum equal to one percent (1%), provided, that the fee with respect to an initial standby Letter of Credit to be issued hereunder in favor of PNC Bank, N.A. with respect to letters of credit which were issued by PNC Bank, N.A. pursuant to existing financing and remain outstanding at the date of this Agreement shall be at a rate per annum equal to one-quarter of one percent (1/4%); and

                      (v) interest on any indebtedness outstanding with respect to such Letter of Credit, whether for funds paid on drafts on such Letter of Credit or otherwise (but such indebtedness shall not include undrawn balances of such Letter of Credit issued hereunder) at the rate set forth in Paragraph 2.5(b)(i)(A) hereof from the date of payment by Bank (if not reimbursed by Borrowers on the same day) to the date one (1) Business Day after notice to Borrowers of such payment, and thereafter at the rate applicable to Portions bearing interest based on the Base Rate under Paragraph 2.5(b)(ii) hereof; interest under this clause (v) shall be paid at the times and in the manner set forth in Paragraph 2.5 hereof, and shall accrue on amounts paid on a Letter of Credit (if not reimbursed by Borrowers on the same day) from the date of payment by Bank, whether or not demand is made, until such amounts are reimbursed by Borrowers whether before, at or after demand.

                  (b) On or before the Termination Date, in the absence of a Default or Event of Default at such time, and subject to the provisions of Paragraph 2.6 hereof, Bank hereby agrees to advance funds to Borrowers under the Loan to make the payments required under Paragraphs 2A.4(a)(i) and (ii) hereof. If any payment by Bank of a draft drawn under a Letter of Credit is for any reason (including without limitation the occurrence or continuation of a Default or Event of Default hereunder) not reimbursed prior to or on the date of such payment, the amount of such payment shall thereupon be deemed for purposes hereof an advance under Paragraph 2.6 hereof. Such reimbursement obligation shall be repayable, prepayable, and otherwise subject to all the terms and conditions thereof as if advanced by Bank pursuant to Paragraph 2.6 hereof (but without duplication).

         2A.5. Collateral Security.

                  (a) The indebtedness, liabilities and obligations of Borrowers under this Section 2A, however created or incurred, whether now existing or hereafter arising, due or to become due, absolute or contingent, direct or indirect, secured or unsecured, are among the obligations secured by the security interests, liens and encumbrances created by the Collateral, and Bank is entitled to the benefit of the Collateral granted thereunder with respect to such indebtedness.

                  (b) Notwithstanding the payment in full of the Loan, the termination of the Commitment or the occurrence of the Termination Date, the Collateral shall continue to secure the indebtedness, liabilities and obligations of Borrowers under this
Section 2A until all Letters of Credit shall have expired and all indebtedness, liabilities and obligations under this Section 2A shall have been paid in full or until the cash collateral required by subparagraph (c) below has been provided.

                  (c) On the termination of the Commitment or the occurrence of an Event of Default, Bank may require (and in the case of an Event of Default occurring under Paragraph 8.1(i) it shall be required automatically) that Borrowers deliver to Bank cash or U.S. Treasury Bills with maturities of not more than 90 days from the date of delivery (discounted in accordance with customary banking practice to present value to determine amount) in an amount equal at all times to one hundred five percent (105%) of the outstanding undrawn amount of all Letters of Credit, such cash or U.S. Treasury Bills and all interest earned thereon to constitute cash collateral for all such Letters of Credit. At such time as such collateral is required to be and has not been deposited, Bank shall be entitled to liquidate such of the other collateral for the Loan (if any) as is necessary or appropriate in its sole judgment so as to create such cash collateral.

                  (d) Any cash collateral deposited under subparagraph (c) above, and all interest earned thereon, shall be held by Bank and invested and reinvested at the expense and the written direction of Borrowers, in U.S. Treasury Bills with maturities of no more than ninety (90) days from the date of investment.

         2A.6. General Terms of Credits. The following terms and conditions apply with respect to each Letter of Credit notwithstanding anything to the contrary contained herein:

                  (a) Borrowers assume all risks of the acts or omissions of the beneficiary of each Letter of Credit with respect to the use of the Letter of Credit or with respect to the beneficiary's obligations to Borrowers. Neither Bank nor any of its officers or directors shall be liable or responsible for, and Borrowers hereby agree to indemnify and hold Bank harmless (except for the issuer's gross negligence or willful misconduct) with respect to: (i) the use which may be made of the Letter of Credit or for any acts or omissions of the beneficiary in connection therewith; (ii) the accuracy, truth, validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects false, misleading, inaccurate, invalid, insufficient, fraudulent, or forged; (iii) any other circumstances whatsoever in making or failing to make payment under a Letter of Credit; or (iv) any inaccuracy, interruption, error or delay in transmission or delivery of correspondence or documents by post, telegraph or otherwise. In furtherance and not in limitation of the foregoing, Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

                  (b) Notwithstanding the foregoing, with respect to any Letter of Credit, Borrowers shall have a claim against Bank, and Bank shall be liable to Borrowers, to the extent, but only to the extent, of any direct, as opposed to indirect or consequential, damages suffered by Borrowers caused by the Bank's willful misconduct or gross negligence.

                  (c) To the extent not inconsistent with this Agreement, the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, are hereby made a part of this Agreement with respect to obligations in connection with each Letter of Credit.

                                   SECTION 3

                         REPRESENTATIONS AND WARRANTIES

         Borrowers represent and warrant to Bank as follows:

         3.1. Organization and Good Standing. Each Borrower and each Subsidiary is a corporation, partnership or other legal entity as set forth on Exhibit C attached hereto, duly formed and validly existing under the laws of its state of formation as set forth on Exhibit C attached hereto, and each has the power and authority to carry on its business as now conducted and, except as to failures to qualify which do not, either singly or in the aggregate, have a Material Adverse Effect, is qualified to do business in all other states in which the nature of its business or the ownership of its properties requires such qualification.

         3.2. Power and Authority; Validity of Agreement. Each Borrower has the power and authority under applicable law and under its articles or certificates of incorporation and bylaws or other organizational documents to enter into and perform the Loan Documents to the extent that it is a party thereto; and all actions necessary or appropriate for the execution and performance by such Borrower of the Loan Documents have been taken, and, upon their execution, the same will constitute the valid and binding obligations of each Borrower to the extent it is a party thereto, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy or equitable principles applicable to the enforcement of creditors' rights generally.

         3.3. No Violation of Laws or Agreements. The making and performance of the Loan Documents by Borrowers will not violate any provisions of any law or regulation, federal, state or local, or their respective articles or certificates of incorporation and bylaws or other organizational documents, or result in any breach or violation of, or constitute a default under, any material agreement or instruments by which any Borrower or its property may be bound.

         3.4. Material Contracts. There exists no material default under any contracts material to the businesses of Borrowers and its Subsidiaries. Set forth on Exhibit C is a complete and accurate list of each Lease, including location (including street address and county) of the leased premises, name, address and telephone number of the lessor, identity of the lessee, the term of the lease, a description of any extension options, and the monthly rent thereunder. Each such Lease is in full force and effect and there are no material defaults by lessee or, to the knowledge of Borrowers, lessor thereunder.

         3.5. Compliance.

                  (a) Each Borrower and each Subsidiary is in compliance with all applicable laws and regulations, federal, state and local (including without limitation those administered by the Local Authorities), except for such failure to comply as would not, either singly or in the aggregate, have a Material Adverse Effect;

                  (b) Borrowers and their Subsidiaries possess all the franchises, permits, licenses, certificates of compliance and approval and grants of authority, necessary or required in the conduct of their respective businesses as of the date hereof; and as of the date hereof all such franchises, permits, licenses, certificates and grants are valid, binding, enforceable and subsisting without any defaults thereunder or enforceable adverse limitations thereon and are not subject to any proceedings or claims opposing the issuance, development or use thereof or contesting the validity thereof, except to the extent that the failure to obtain or maintain any of the foregoing would not, either singly or in the aggregate, have a Material Adverse Effect; and

                  (c) No authorization, consent, approval, waiver, license or formal exemptions from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority (federal, state or local) or non-governmental entity, under the terms of contracts or otherwise, is required by the Borrowers by reason of or in connection with the Borrowers' execution and performance of the Loan Documents, except those which have been obtained and UCC financing statements and Patent and Trademark Office filings as contemplated by Paragraph 4.1 hereof.

                  (d) To the best of Borrowers' knowledge, no employee of any Borrower or any Subsidiary, or any supplier of any of them, has been employed in violation of Section 6 or Section 7 of the Fair Labor Standards Act (29 U.S.C. Section201 et seq.) (the "FLSA"), or in violation of any regulation or order of the Secretary of Labor of the United States under Section 14 of the FLSA.

         3.6. Litigation. There are no actions, suits, proceedings or claims which are pending or, to the best of the Borrowers' knowledge or information, threatened against any Borrower or any Subsidiary which, if adversely resolved, would have a Material Adverse Effect.

         3.7. Title to Assets. Each Borrower and each Subsidiary has good and marketable title to all of its properties and assets material to the conduct of its business, free and clear of any liens and encumbrances except the security interests granted under the Security

Agreement, liens and encumbrances permitted pursuant to Paragraph 6.4 hereof and the liens and security interests identified on Exhibit C attached hereto. All such assets are materially covered by the insurance required under Paragraph 5.8 hereof.

         3.8. Accuracy of Information; Full Disclosure.

                  (a) All information furnished to Bank concerning the financial condition of Borrowers and their Subsidiaries, including DBI's annual consolidated financial statement for the period ending January 4, 1997 (draft) and interim consolidated financial statements dated April 4, 1997, copies of which have been furnished to Bank, has been prepared in accordance with GAAP and fairly presents in all material respects the financial condition of the Borrowers and their Subsidiaries as of the dates and for the periods covered and discloses all liabilities of the Borrowers and their Subsidiaries required to be disclosed in accordance with GAAP, except that interim statements do not have footnotes and are subject to year-end adjustments, and there has been no material adverse change in the financial condition or business of the Companies from the date of such statements to the date hereof; and

                  (b) All financial statements and other documents furnished by the Borrowers to Bank pursuant to this Agreement and the other Loan Documents do not and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. The Borrowers have disclosed to the Bank in writing any and all facts which materially and adversely affect the Borrowers' ability to perform their obligations under this Agreement and the other Loan Documents.

         3.9. Taxes and Assessments.

                  (a) Each Borrower and each Subsidiary has duly and timely filed all information and tax returns and reports with any federal, state, or local governmental taxing authority, body or agency, and all taxes, including without limitation income, gross receipts, sales, use, excise, withholding and any other taxes, and any governmental charges, penalties, interest or fines with respect thereto, due and payable by any Borrower or any Subsidiary, have been paid, withheld or reserved for in accordance with GAAP or, to the extent they relate to periods on or prior to the date of the financial statements referenced in Paragraphs 5.2 and 5.3 hereof, are reflected as a liability on the financial statements in accordance with GAAP, except for such failures to file, pay or reserve for as do not involve amounts in excess of $50,000, including all penalties, interest and fines with respect thereto.

                  (b) Each Borrower and each Subsidiary has properly withheld all amounts required by law to be withheld for income taxes and unemployment taxes including without limitation, all amounts required with respect to social security and unemployment compensation, relating to its employees, and has remitted such withheld amounts in a timely manner to the appropriate taxing authority, agency or body.

         3.10. Indebtedness. Borrowers and their Subsidiaries have no presently outstanding Indebtedness or obligations, including contingent obligations and obligations under leases of property from others, except the Indebtedness and obligations described in Exhibit C hereto or in Borrowers' financial statements which have been furnished to Bank prior to the date hereof pursuant to Paragraph
3.8 hereof, and indebtedness permitted pursuant to Paragraph 6.1 hereof.

         3.11. Management Agreements. No Borrower or Subsidiary is a party to any management or consulting agreements for the provision of senior executive services to such Borrower or Subsidiary.

         3.12. Investments; Capital Structure. DBI and each direct and indirect Subsidiary of DBI is identified on Exhibit C attached hereto, which indicates the number of shares and classes of the capital stock or partnership interests, as applicable, of DBI and each such Subsidiary, and the ownership thereof. No Borrower has any other Subsidiaries or any investments in or loans to any other individuals or business entities except for loans and investments permitted pursuant to Paragraphs 6.3 or 6.8 hereof. There are no agreements or obligations of Borrowers, other than the obligations to Gary Earlbaum, Steven Earlbaum and Philip Youtie under the Redemption Agreements, requiring redemption or repurchase of any of the outstanding shares of DBI or otherwise requiring the making of any Restricted Payment.

         3.13. ERISA. Each of the Borrowers and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA and the regulations promulgated thereunder; and,

                  (a) No Borrower nor any ERISA Affiliate maintains or contributes to or has maintained or contributed to any multiemployer plan (as defined in section 4001 of ERISA) under which any Borrower or any ERISA affiliate could have any withdrawal liability which is reasonably likely to have a Material Adverse Effect;

                  (b) No Borrower nor any ERISA Affiliate, sponsors or maintains any Plan under which there is an accumulated funding deficiency within the meaning of Section412 of the Code, whether or not waived which is reasonably likely to have a Material Adverse Effect;

                  (c) The aggregate liability for accrued benefits and other ancillary benefits under each defined benefit pension Plan that is sponsored or maintained by any Borrower or any ERISA Affiliate (determined on the basis of the actuarial assumptions prescribed for valuing benefits under terminating single-employer defined benefit plans under Title IV of ERISA) does not exceed the aggregate fair market value of the assets under each such defined benefit pension Plan by an amount which is reasonably likely to have a Material Adverse Effect;

                  (d) The aggregate liability of each Borrower, and each ERISA Affiliate arising out of or relating to a failure of any Plan to comply with the provisions of ERISA or the Code, is not an amount which is reasonably likely to have a Material Adverse Effect; and

                  (e) There does not exist any unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the Plan in preparing the most recent Annual Report) of any Borrower or ERISA Affiliate under any Plan providing post-retirement life or health benefits which is reasonably likely to have a Material Adverse Effect.

         3.14. Fees and Commissions. Borrowers and their Subsidiaries owe no brokers' or finders' fees or commissions of any kind, and know of no claim for any brokers' or finders' fees or commissions, in connection with the Borrowers' obtaining the Commitment or the Loan or Letters of Credit from Bank, except those provided herein.

         3.15. No Extension of Credit for Securities. Borrowers and their Subsidiaries are not now, nor at any time have they been engaged principally, or as one of their respective important activities, in the business of extending or arranging for the extension of credit, for the purpose of purchasing or carrying any margin stock or margin securities; nor will the proceeds of the Loan be used by any Borrower directly or indirectly, for such purposes.

         3.16. Perfection of Security Interest. Upon the filing of UCC financing statements with respect to the collateral covered by the Security Agreement in the jurisdictions identified by counsel to Borrowers in its opinion delivered pursuant to this Agreement, no further action, including any filing or recording of any document, is necessary in order to establish and perfect Bank's security interests in the collateral covered by the Security Agreement.

         3.17. Hazardous Wastes, Substances and Petroleum Products.

                  (a) Except for such matters as would not have a Material Adverse Effect, each Borrower and each Subsidiary (i) has received all permits and filed all notifications required by the Environmental Control Statutes to carry on its respective business(es); and (ii) is in compliance with all Environmental Control Statutes.

                  (b) Each Borrower and each Subsidiary has given any written or oral notice to the EPA or any state or local agency with regard to any actual or imminently threatened Release of Hazardous Substances of which DBI has knowledge on properties owned, leased or operated by such Borrower or Subsidiary or used in connection with the conduct of its business and operations which is reasonably likely to have a Material Adverse Effect.

                  (c) No Borrower or Subsidiary has received notice that it is potentially responsible for clean-up, remediation, costs of clean-up or remediation, fines or penalties with respect to any actual or imminently threatened Release of Hazardous Substances pursuant to any Environmental Control Statute which is reasonably likely to have a Material Adverse Effect.

         3.18. Solvency. To the best of each Borrower's knowledge, excluding intercompany indebtedness, each Borrower is and after receipt and application of the first Advance under this Agreement will be, solvent such that (i) the fair value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of such Borrower) is greater than the total amount of its liabilities, including without limitation, contingent liabilities, (ii) the present fair salable value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of such Borrower) is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, and (iii) they are able to realize upon their assets and pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business. No Borrower intends to, nor believes that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and no Borrower is engaged in a business or transaction, or about to engage in a business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice and industry in which it is engaged. For purposes of this Paragraph 3.18, in computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual matured liability of the applicable Borrower.

         Each Borrower hereby agrees that to the extent a Borrower shall have paid more than its proportionate share of any payment made hereunder, such Borrower shall be entitled to seek and receive contribution from and against any other Borrower who has not paid its proportionate share of such payment; provided however such Borrower shall not seek any such contribution from any other Borrower until the Loans have been paid in full and all Commitments of the Bank hereunder have been terminated. The provisions of this paragraph shall in no respect limit the obligations and liabilities of any Borrower to Bank and each Borrower shall remain liable to Bank for the full amount of its obligations hereunder and under the other Loan Documents.

         3.19. Employee Controversies. There are no material controversies pending or, to the knowledge of the Borrowers, threatened or anticipated between any Borrower or any Subsidiary and any of its respective employees, and there are no labor disputes, grievances, arbitration proceedings or any strikes, work stoppages or slowdowns pending, or to the Borrowers' knowledge, threatened between any Borrower or any Subsidiary and its respective employees and representatives, which in either event could impair the ability of Borrowers to perform their obligations under the Loan Documents, or which might reasonably be expected to have a Material Adverse Effect.

         3.20. Status of Subsidiaries that are not Borrowers. No Subsidiary that is not a Borrower hereunder by reason of execution of this Agreement or execution of a joinder hereto in accordance with Paragraph 5.20 hereof is a Material Subsidiary. With respect to each Subsidiary that is not a Borrower hereunder: (i) such Subsidiary has no right, title or interest in or to any accounts receivable or inventory, or books and records, documents, general intangibles, other assets related to accounts receivable or inventory of DBI and its consolidated Subsidiaries or other Collateral (as defined in the Security Agreement) except for rights as a lessee under the Leases; (ii) such Subsidiary has no obligations or Indebtedness except for obligations under Leases; and
(iii) no Borrower has guaranteed any obligations or Indebtedness of such Subsidiary except as set forth on Exhibit C attached hereto.

                                    SECTION 4

                                   CONDITIONS

         4.1. Effectiveness. The effectiveness of this Agreement shall be subject to Bank's receipt of the following documents and satisfaction of the following conditions, each in form and substance satisfactory to Bank:

                  (a) Promissory Note. The Note duly executed by Borrowers.

                  (b) Authorization Documents. A certificate of the secretary of each Borrower attaching and certifying as to (i) the certificate or articles of incorporation and bylaws of such Borrower; (ii) resolutions or other evidence of authorization by the board of directors of such Borrower authorizing its execution and full performance of Loan Documents and all other documents and actions required hereunder; and (iii) incumbency certificates setting forth the name, title and specimen signature of each officer of such Borrower who is authorized to execute the Loan Documents, requests or communications hereunder on behalf of such entity.

                  (c) Good Standing. Certificates of good standing or the equivalent for each Borrower in its state of formation and, in the case of DBI, Pennsylvania.

                  (d) Opinion of Counsel. An opinion letter from counsel for the Borrowers, as may be reasonably satisfactory to Bank.

                  (e) Compliance and Borrowing Base Certificates. A Compliance Certificate in the form of Exhibit E attached hereto and a Borrowing Base certificate in the form of Exhibit F attached hereto calculated as of the end of the most recent month or most recent fiscal quarter of Borrowers, as applicable, for which such certificates would be required hereunder.

                  (f) Inventory and Receivables Aging Reports. An inventory aging report and receivables aging report as of the end of the most recent month for which such reports would be required hereunder.

                  (g) Fees. Payment of the fee required by Paragraphs 2.11 hereof.

                  (h) Security Agreement. A Confirmation of the Security Agreement executed by each of the Borrowers in favor of Bank, granting Bank a lien on all tangible and intangible assets of Borrowers, together with UCC financing statements in such jurisdictions as Bank shall reasonably require, all in form and substance satisfactory to Bank.

                  (i) Pledge Agreement. A Confirmation of the Pledge Agreement by DBI pledging all of the outstanding capital stock of all Borrowers and Subsidiaries other than DBI to Bank, together with the certificates representing the shares pledged thereby and stock powers executed in blank.

                  (j) Insurance Certificates. Certificates of insurance and lender loss payee endorsements with respect to Borrowers' and the Subsidiaries' property, casualty and liability insurance naming Bank as lender loss payee and undertaking to furnish Bank with reasonable notice and opportunity to cure any non-payment of premiums prior to termination of coverage.

                  (k) Consents. Receipt of all required consents and approvals under applicable law or contract.

                  (l) Consent and Waiver of Lessee Subsidiaries. A consent and waiver executed by each Subsidiary that is not a Borrower.

                  (m) Landlord Covenants and Waivers. A status report with respect to landlord consents and waivers, together with copies of any such consents and waivers as have been obtained.

                  (n) Other Documents. Such additional documents as Bank reasonably may request.

         4.2. Advances. The obligation of Bank to make Advances under the Commitment shall be subject to Borrowers' compliance with Paragraph 2.6 hereof and it shall be a condition to Bank's obligation hereunder to make any such Advance that (a) the representations and warranties set forth herein and in the other Loan Documents shall be true and correct in all material respects as if made on the date of such Advance, (b) no Event of Default or Default shall have occurred and not have been waived on the date of such Advance or be caused by such Advance, (c) all fees required pursuant to Paragraphs 2.10 and 2.11 hereof have been paid as and when due, and (d) there shall have been no Material Adverse Effect since the date of this Agreement, and no event or circumstance (or combination of events or circumstances) shall have occurred which is reasonably likely to have a Material Adverse Effect.

                                   SECTION 5

                              AFFIRMATIVE COVENANTS

         Borrowers covenant and agree that so long as the Commitment of Bank to Borrowers or any Indebtedness of Borrowers to Bank is outstanding, each of the Borrowers will and will cause its respective Subsidiaries (and with respect to Paragraph 5.13, will cause each ERISA Affiliate) to:

         5.1. Existence and Good Standing. Preserve and maintain (a) its existence as a corporation, partnership or other legal entity, as specified in Exhibit C attached hereto, and its good standing in all states in which the nature of its business or assets requires such qualification except for such lapses in qualification which would not, either singly or in the aggregate, have a Material Adverse Effect; and (b) the effectiveness and validity of all its franchises, licenses, permits, certificates of compliance or grants of authority required in the conduct of its business, except for such instances of ineffectiveness or invalidity as would not, either singly or in the aggregate, have a Material Adverse Effect; provided, however, nothing in this paragraph shall prohibit any mergers or consolidations involving only the Borrowers or their respective Subsidiaries, subject to Paragraph 5.20 hereof.

         5.2. Interim Financial Statements. Furnish to Bank within forty-five
(45) days after the end of each month that is not the end of a fiscal quarter, and within forty-five (45) days of the end of each of the first three quarterly periods in each fiscal year of Borrowers, unaudited monthly or quarterly consolidated financial statements, as applicable, in form and substance as reasonably required by Bank, including (i) a consolidated balance sheet, (ii) a consolidated statement of income, and (iii) a statement of cash flows, prepared in accordance with GAAP consistently applied (except that such interim statements need not contain footnotes and may be subject to year-end adjustments).

         5.3. Annual Financial Statements. Furnish to Bank within one hundred twenty (120) days after the close of each fiscal year audited consolidated annual financial statements, including the information required under Paragraph
5.2 hereof, which financial statements shall be prepared in accordance with GAAP and shall be certified without qualification (except with respect to changes in GAAP as to which Borrowers' independent certified public accountants have concurred) by any one of the "big six" accounting firms or an independent certified public accounting firm reasonably satisfactory to Bank; and cause Bank to be furnished, at the time of the completion of the annual audit, with copies of any management letters prepared by such accountants and with a certificate signed by such accountants to the effect that to the best of their knowledge there exists no Event of Default or Default hereunder.

         5.4. Compliance and Borrowing Base Certificates. At the time of delivery of quarterly and annual financial statements pursuant to Paragraph 5.2 and 5.3 hereof, deliver to Bank, a certificate in the form of Exhibit E attached hereto executed by the chief financial officer of Borrower, showing the calculation of the covenants set forth in Paragraph 5.14 through 5.16 hereof.

         5.5. Receivables and Inventory Aging Reports. Within fifteen (15) days after the end of each month or upon request by Bank at any other time, furnish to Bank (i) a Borrowing Base Certificate in the form of Exhibit F attached hereto, and (ii) a summary receivables aging report and summary inventory aging report in form and substance satisfactory to Bank.

         5.6. Additional Information. Deliver to Bank promptly upon transmission thereof copies of all financial statements, proxy statements, notices and reports sent to shareholders of DBI, and copies of any registration statements, if any, filed with the Securities and Exchange Commission.

         5.7. Books and Records. Keep and maintain adequate books and records of account in accordance with GAAP and make or cause the same to be made available to Bank or its agents or nominees at any reasonable time during normal business hours upon reasonable notice for inspection and to make extracts thereof and permit bank or its agents or nominees to discuss contents of same with senior officers of Borrowers and also with outside auditors and accountants of Borrowers.

         5.8. Insurance. Keep and maintain all of their property and assets in good order and repair and covered by insurance with reputable and financially sound insurance companies against such hazards and in such amounts as is customary in the industry, under policies requiring the insurer to furnish reasonable notice to Bank and opportunity to cure any non-payment of premiums prior to termination of coverage and naming Bank as loss payee under a standard lender loss payee endorsement.

         5.9. Litigation; Event of Default. Notify Bank in writing immediately of the institution of any litigation, the commencement of any administrative proceedings, the happening of any event or the assertion or threat of any claim, to the extent that any of the foregoing, could have a Material Adverse Effect or the occurrence of any Event of Default or Default hereunder.

         5.10. Taxes. Pay and discharge all taxes, assessments or other governmental charges or levies imposed on it or any of its property or assets prior to the date on which any material penalty for non-payment or late payment is incurred, unless the same are currently being contested in good faith by appropriate proceedings, diligently prosecuted and covered by appropriate reserves maintained in accordance with GAAP.

         5.11. Costs and Expenses. Pay or reimburse Bank for all out-of-pocket costs and expenses (including but not limited to reasonable attorneys' fees, not to exceed $7,000, and disbursements) Bank may pay or incur in connection with the preparation and review of this Agreement and all other documentation related thereto, and pay or reimburse Bank for all costs, liabilities and expenses (including but not limited to reasonable attorneys' fees and disbursements) associated with all waivers, consents and amendments in connection therewith, the administration, collection or enforcement of the Loan, including without limitation any fees and disbursements incurred in defense of or to retain amounts of principal, interest or fees paid or in connection with any audit or examination of the Borrowers (provided that in the absence of an Event of Default hereunder, Borrowers shall not be required to pay the expenses of more than one lending audit in any twelve (12) month period, at a cost not to exceed $10,000 plus expenses for each such audit). All obligations provided for in this Paragraph 5.11 shall survive any termination of this Agreement or the Commitment and the repayment of the Loan.

         5.12. Compliance; Notification.

                  (a) Comply in all material respects with all local, state and federal laws and regulations applicable to its business (and in all respects with the Environmental Control Statutes), including without limitation all laws and regulations of the Local Authorities, and with the provisions and requirements of all franchises, permits, certificates of compliance, approval and need issued by regulatory authorities and with other like grants of authority held by any Borrower; and notify Bank immediately in detail of any actual or alleged failure to comply with or perform, breach, violation or default under any such laws or regulations or under the terms of any of such franchises, licenses or grants of authority, or of the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise could create such a breach, violation or default or could occasion the termination of any of such franchises, licenses or grants of authority, to the extent that any of the foregoing could have a Material Adverse Effect.

                  (b) With respect to the Environmental Control Statutes, immediately notify Bank when, in connection with the conduct of the Borrowers' business(es) or operations, any person (including, without limitation, EPA or any state or local agency) provides oral or written notification to any Borrower, or any Borrower otherwise becomes aware, of a condition with regard to an actual or imminently threatened Release of Hazardous Substances which could reasonably be expected to have a Material Adverse Effect; and notify Bank in detail immediately upon the receipt by a Borrower of an assertion of liability under the Environmental Control


                                      -35

Statutes, of any actual or alleged failure to comply with, failure to perform, breach, violation or default under any such statutes or regulations which could reasonably be expected to have a Material Adverse Effect or of the occurrence or existence of any facts, events or circumstances which with the passage of time, the giving of notice, or both, could create such a failure to breach, violation or default.

                  5.13. ERISA. (a) Comply in all material respects with the provisions of ERISA to the extent applicable to any Plan maintained for the employees of any Borrower or any ERISA Affiliate; (b) do or cause to be done all such acts and things that are required to maintain the qualified status of each Plan and tax exempt status of each trust forming part of such Plan; (c) not incur any material accumulated funding deficiency (within the meaning of ERISA and the regulations promulgated thereunder), or any material liability to the PBGC (as established by ERISA); (d) not permit any event to occur with respect to any Plan sponsored by any Company or any ERISA Affiliate (i) as described in
Section 4042 of ERISA or (ii) which may result in the imposition of a lien on its properties or assets; and (e) notify Bank in writing promptly after it has come to the attention of senior management of any Borrower of the written assertion or threat of any event described in Section 4042 of ERISA (relating to the soundness of a Plan) (including any "reportable event" described in Section 4042(a)(3) of ERISA) or the PBGC's ability to assert a material liability against it or impose a lien on any Borrower's, or any ERISA Affiliate's properties or assets; and (f) refrain from engaging in any prohibited transactions or actions causing possible liability under Section 502 of ERISA.

                  5.14. Fixed Charge Coverage Ratio. Commencing with the third quarter of 1998, maintain as of the last day of each fiscal quarter during the period set forth in the left-hand column below, a Fixed Charge Coverage Ratio for DBI and its consolidated Subsidiaries of not less than the ratio set forth in the right-hand column below:

             Period                                          Ratio
             ------                                          -----
     3rd Quarter, 1998 through
     4th Quarter, 1999                                        1.00
     1st and 2nd Quarter, 2000                                1.10
     3rd Quarter, 2000 and thereafter                         1.20


                  5.15. Leverage Ratio. Commencing with the third quarter of 1998, maintain as of the last day of each fiscal quarter ending during the period set forth in the left-hand column below a Leverage Ratio for DBI and its consolidated Subsidiaries of not more than the ratio set forth in the right-hand column below:

                   Period                            Leverage Ratio
                   ------                            --------------
          3rd Quarter and 4th Quarter, 1998               1.75
          1st Quarter, 1999 and thereafter                1.50

                  5.16. Debt to Cash Flow Ratio. Commencing with the third quarter of 1998, maintain as of the last day of each fiscal quarter ending during the period set forth in the left-hand column below a Debt to Cash Flow Ratio of not more than the ratio set forth in the right-hand column below:


                  Period                                   Ratio
                  ------                                   -----
          3rd Quarter and 4th Quarter, 1998                3.15
          1st Quarter, 1999                                2.85
          2nd Quarter, 1999 and thereafter                 2.75

                  5.17. Borrowing Base. Maintain at all times the outstanding principal balance of the Loan plus, without duplication, the amount available to be drawn under all outstanding Letters of Credit and the amount of any unreimbursed draws for Letter of Credit, in an amount less than or equal to the Borrowing Base.

                  5.18. Management Changes. Notify Bank in writing within ten
(10) Business Days after any change of its senior executive management.

                  5.19. Transactions Among Affiliates. Cause all transactions between and among it and its Affiliates, other than transactions among the Borrowers, to be on an arms-length basis and on such terms and conditions as are customary in the applicable industry between and among unrelated entities.

                  5.20. Joinders. If any Subsidiary becomes a Material Subsidiary or any new Material Subsidiary is formed or acquired, cause such Material Subsidiary to execute a joinder to this Agreement and the Security Agreement, and a supplement to or additional Pledge Agreements, as applicable, and deliver such other documents as Bank may reasonably require in connection therewith, including without limitation UCC-1 financing statements, secretary's certificates and opinions of counsel.

                  5.21.  Further Assurances.

                           (a) Within twenty (20) days after the date hereof,
deliver to Bank an acknowledgment and agreement of each shareholder of DBI which is party to a Redemption Agreement acknowledging and agreeing to the continuing limitations on Restricted Payments hereunder.

                           (b) Use best efforts to obtain landlord and mortgage
consents and waivers executed by the landlord or mortgagor prior to establishing any additional location at which inventory or books and records of any Borrower or Subsidiary are located.

                           (c) Execute, deliver, file and record such additional
documents, instruments or agreements as Bank shall reasonably require from time to time in order to perfect, maintain, protect or realize upon the Collateral, including without limitation additional UCC financing statements, landlord or mortgagee waivers and consents and other documentation as may be required in connection with the establishment by a Company of additional inventory locations.

                           (d) Cause each of the Subsidiaries to comply with the
terms, conditions and covenants of the consent and waiver referred to in Paragraph 4.1(p) hereof.

                  5.22. Other Information. Provide Bank with any other documents and information, financial or otherwise, reasonably requested by Bank from time to time.

                                    SECTION 6

                               NEGATIVE COVENANTS

                  So long as any Commitment or any Indebtedness of Borrowers to Bank remains outstanding hereunder, Borrowers covenant and agree that without Bank's prior written consent, each Borrower will not and will cause its respective Subsidiaries to not:

                  6.1. Indebtedness. Borrow any monies or create any Indebtedness except: (i) borrowings from Bank hereunder; (ii) trade Indebtedness in the normal and ordinary course of business for value received; (iii) Indebtedness incurred to purchase or lease fixed or capital assets, provided, that the aggregate original principal amount of such Indebtedness incurred in any fiscal year shall not exceed in the aggregate Two Million Dollars ($2,000,000); (iv) Indebtedness under the Maple Shade Mortgage and the Richmond Mortgage; and (v) guaranties permitted pursuant to Paragraph 6.2 hereof.

                  6.2. Guaranties. Guarantee or assume or agree to become liable in any way, either directly or indirectly, for any Indebtedness or liability of others except (i) to endorse checks or drafts in the ordinary course of business and (ii) any Borrower may guaranty Indebtedness of another Borrower which is permitted pursuant to Paragraph 6.1 hereof.

                  6.3. Loans. Make any loans or advances to others, other than
(i) investments and advances permitted by Paragraph 6.8 hereof; (ii) loans to Fillberg Limited in an aggregate amount which, together with investments in Fillberg Limited pursuant to Paragraph 6.8(b) hereof, does not exceed at any time One Million Dollars ($1,000,000); or (iii) loans to employees of Borrowers in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) outstanding at any time.

                  6.4. Liens and Encumbrances. Create, permit or suffer the creation of any liens, security interests, or any other encumbrances on (including any conditional sales arrangement with respect to) any of its property, real or personal, except the security interests in favor of Bank as security for the Loan, and except (i) liens arising in favor of sellers or lessors for indebtedness and obligations incurred to purchase or lease fixed or capital assets permitted under Paragraph 6.1(iii) hereof, provided, however, that such liens secure only the indebtedness and obligations created thereunder and are limited to the assets purchased or leased pursuant thereto and the proceeds thereof; (ii) mechanic's and workman's liens, liens for taxes, assessments or other governmental charges, federal, state or local, which are then being currently contested in good faith by appropriate proceedings and are covered by appropriate reserves maintained in accordance with GAAP; (iii) pledges or deposits to secure obligations under workmen's compensation, unemployment insurance or social security laws or similar legislation; (iv) deposits to secure surety, appeal or custom bonds required in the ordinary course of business; (v) deposits to secure Leases; (vi) the Maple Shade Mortgage and the Richmond Mortgage; and (vii) sales on lay-away or similar arrangements in the ordinary course of business.

                  6.5. Additional Negative Pledge. Agree or covenant with or promise any person or entity other than Bank that it will not pledge its assets or properties or otherwise grant any liens, security interests or encumbrances on its property.

                  6.6. Restricted Payments. Make any Restricted Payments, provided, that if there is no Default or Event of Default hereunder at such time, and such payment will not create a Default or Event of Default, on or after January 1, 1998 and prior to March 31, 1998, DBI may repurchase outstanding shares of its common stock for an aggregate amount not to exceed Eight Hundred Thousand Dollars ($800,000) plus accrued interest.

                  6.7.  Transfer of Assets; Liquidation.

                           (a) Sell, lease, transfer or otherwise dispose of all
or any portion of its assets, real or personal, other than such transactions in the normal and ordinary course of business for value received and other than a Sale of Material Assets with respect to which Borrowers have complied with Paragraph 2.8(c) hereof; or

                           (b) Discontinue, liquidate, or change in any material
respect any substantial part of its operations or business(es).

                  6.8. Acquisitions and Investments. Purchase or otherwise acquire (including without limitation by way of share exchange) any part or amount of the capital stock, partnership interests, or assets of, or make any investments in, any other firm or corporation; or enter into any new business activities or ventures not directly related to its present business; or merge or consolidate with or into any other firm or corporation; or create any Subsidiary; provided, however that in the absence of a Default or an Event of Default at such time and if such transaction will not give rise to a Default or an Event of Default, Borrowers may (a) create additional Subsidiaries provided that (i) all of the outstanding capital stock of such Subsidiary is owned by a Borrower or wholly-owned Subsidiary, (ii) Borrowers provide to Bank, with a copy to its counsel, not less than thirty (30) days prior written notice of the proposed Subsidiary creation, indicating the purpose thereof and any supplemental disclosure that will be required pursuant to the representations and warranties set forth herein, (iii) Borrowers complies with the terms and conditions of Paragraph 5.20 hereof, and (iv) taking into account any supplement or amendment to Exhibit C hereto which is reasonably acceptable to Bank, all of the representations and warranties set forth herein are true and correct in all material respects prior to and following the creation of such Subsidiary; and (b) make investments in Fillberg Limited in an aggregate amount which, together with all loans to Fillberg Limited pursuant to Paragraph 6.3 hereof, does not exceed at any time One Million Dollars ($1,000,000).

                  6.9. Payments to Affiliates. Pay any salaries, compensation, management fees, consulting fees, service fees, licensing fees, or other similar payments to Affiliates of any Borrower (except other Borrowers) other than on an arms-length basis for value, and on terms and conditions as are customary in the industry between and among unrelated entities.

                  6.10. Use of Proceeds. Use any of the proceeds of the Loan, directly or indirectly, to purchase or carry margin securities within the meaning of Regulation U of the Board of Governors of the Federal Reserve System; or engage as its principal business in the extension of credit for purchasing or carrying such securities.

                  6.11. Funds to Non-Borrower Subsidiaries. Loan, advance, pay, contribute, or make available from the Borrowers to a non-Borrower Subsidiary funds in excess of the amount necessary for each such non-Borrower Subsidiary to meet: (a) its respective rent obligations under the Leases referred to in Exhibit C pursuant to Paragraph 3.4 hereof and (b) such other obligations and related expenses reasonably required to support such Leases.

                                    SECTION 7

                   ADDITIONAL COLLATERAL AND RIGHT OF SET-OFF

                  7.1. Additional Collateral. As additional collateral for the payment of any and all of Borrowers' indebtedness and obligations to Bank, whether matured or unmatured, now existing or hereafter incurred or created hereunder or otherwise, Borrowers hereby grant to Bank a security interest in and lien upon all funds, balances or other property of any kind of the Borrowers, or in which the Borrowers have an interest, limited to the interest of the Borrowers therein, whether now or hereafter in the possession, custody or control of Bank.

                  7.2. Right of Set-off. Bank is hereby authorized at any time and from time to time following the occurrence and during the continuation of an Event of Default hereunder, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of a Borrower against any and all of the obligations of a Borrower now or hereafter existing under this Agreement, the Notes or the Loan Documents, irrespective of whether Bank shall have made any demand under this Agreement or such Notes or other Loan Document and although such obligations may be unmatured and irrespective of whether Bank is otherwise fully secured. Bank agrees promptly to notify the applicable Borrower after any such set-off and application made by Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Bank under this Section Seven are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Bank may have.

                                    SECTION 8

                                     DEFAULT

                  8.1. Events of Default. Each of the following events shall be an Event of Default hereunder:

                           (a) If Borrowers shall fail to pay when due any
installment of principal or any interest, fees, costs, expenses or any other sum payable to Bank hereunder; or

                           (b) If any representation or warranty made herein or
in any other Loan Document or in connection herewith or therewith or in any statement, certificate or other document furnished hereunder or thereunder is false or misleading in any material respect when made; or

                           (c) If any Borrower shall default (after expiration
of any applicable cure or grace periods) in the payment or performance of any Indebtedness for borrowed money to another either singly or in the aggregate in excess of One Million Dollars ($1,000,000) whether now or hereafter incurred, or shall default (after expiration of any applicable cure or grace periods) in the payment or performance of any other Indebtedness or obligation which is reasonably likely to result in an obligation in excess of One Million Dollars ($1,000,000); or

                           (d) If there shall be a default in or failure to
observe the covenants set forth in Paragraphs 5.14 through 5.17 hereof or in
Section 6 hereof; or

                           (e) If any Borrower shall default in the performance
of any other agreement or covenant contained herein or in any other Loan Document (other than as provided in subparagraphs (a), (b) or (d) above) or in any document executed or delivered in connection herewith or therewith, including without limitation with respect to any Collateral, and such default shall continue uncured for twenty (20) days after notice thereof to Borrowers given by Bank; or

                           (f) If less than sixty-six and two-thirds percent
(66-2/3%) of the outstanding voting capital stock of DBI shall cease to be held in the aggregate by the owners of the outstanding voting capital stock of DBI as of the date hereof as set forth on Exhibit C hereto; provided, that it shall not constitute an Event of Default hereunder if voting capital stock of DBI is issued in an underwritten public offering; provided further, however, that notwithstanding the foregoing it shall constitute an Event of Default if in such public offering or thereafter: (i) any person or group within the meaning of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act") and the rules and regulations promulgated thereunder, other than the owners of the outstanding voting capital stock of DBI as of the date hereof, shall have beneficial ownership (within the meaning of Rule 13d-3 of the 1934
Act), directly or indirectly, of securities of DBI (or other securities convertible into such securities) representing forty percent (40%) of the combined voting power of all securities of DBI entitled to vote in the election of directors (hereinafter called a "Controlling Person"); or (ii) a majority of the Board of Directors of DBI shall cease for any reason to consist of (A) individuals who on the date hereof were serving as directors of DBI or (B) individuals who subsequently become members of the Board if such individuals' nomination for election or election to the board is recommended or approved by a majority of the Board of Directors of DBI. For purposes of clause (i) above, a person or group shall not be a Controlling Person if such person or group holds voting power in good faith and not for the purpose of circumventing this Paragraph 8.1(f) as an agent, bank, broker, nominee, trustee, or holder of revocable proxies given in response to a solicitation pursuant to the 1934 Act, for one or more beneficial owners who do not individually, or, if they are a group acting in concert, as a group, have the voting power specified in clause
(i) above; or

                           (g) If DBI ceases to own, directly or indirectly,
100% of the outstanding capital stock of each Borrower; or

                           (h) If custody or control of any substantial part of
the property of any Borrower or any Subsidiary shall be assumed by any governmental agency or any court of competent jurisdiction at the instance of any governmental agency; if any license or franchise of a Borrower or a Subsidiary shall be suspended, revoked, not renewed or otherwise terminated the loss of which would reasonably be expected to have a Material Adverse Effect; or if any governmental regulatory authority or judicial body shall make any other final non-appealable determination the effect of which would have Material Adverse Effect; or

                           (i) If any Borrower or any Subsidiary (other than
David's Bridal of Brooklyn, NY, Inc.) becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due; is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and if appointed without its consent, not be discharged within sixty
(60) days; makes a general assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and if contested by it not dismissed or stayed within sixty (60) days; if proceedings under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors is instituted or commenced by any Borrower or any Subsidiary (other than David's Bridal of Brooklyn, NY, Inc.); if any order for relief is entered relating to any of the foregoing proceedings; if any Borrower or any Subsidiary (other than David's Bridal of Brooklyn, NY, Inc.) shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or if any Borrower or any Subsidiary (other than David's Bridal of Brooklyn, NY, Inc.) shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or

                           (j) any event or condition shall occur or exist with
respect to any activity or substance regulated under the Environmental Control Statutes and as a result of such event or condition, Borrowers have incurred or in the opinion of Borrowers are reasonably likely to incur liabilities in the aggregate in excess of One Million Dollars ($1,000,000); or

                           (k) if any judgment, writ, warrant or attachment or
execution or similar process which calls for payment or presents liability in excess of One Million Dollars ($1,000,000) shall be rendered, issued or levied against any Company or its respective property and such process shall not be paid, waived, stayed, vacated, discharged, settled, satisfied or fully bonded within sixty (60) days after its issuance or levy unless such judgment is covered by insurance and the insurer has acknowledged coverage in writing with respect thereto.

                  8.2. Remedies. Upon the happening of any Event of Default and at any time thereafter, and by notice by Bank to Borrowers (except if an Event of Default described in Paragraph 8.1(i) shall occur with respect to any Borrower, or with respect to more than two Subsidiaries that are not Borrowers at any one time, in which case acceleration of the Loan and termination of the Commitment shall occur automatically without notice), Bank may

(i) terminate the Commitment, and (ii) declare the entire unpaid balance, principal, interest, fees, and other amounts of all indebtedness of Borrowers to Bank, hereunder or otherwise, to be immediately due and payable. Upon such declaration, Bank shall have the immediate right to enforce or realize on any Collateral granted therefor in any manner or order it deems expedient without regard to any equitable principles of marshaling or otherwise. In addition to any rights granted hereunder or in any of the Loan Documents delivered in connection herewith, Bank shall have all the rights and remedies granted by any applicable law, all of which shall be cumulative in nature.


                                    SECTION 9

                                  MISCELLANEOUS

                  9.1. Indemnification and Release Provisions. Borrowers hereby agree to defend Bank and its directors, officers, agents, employees and counsel from, and hold each of them harmless against, any and all losses, liabilities (including without limitation settlement costs and amounts, transfer taxes, documentary taxes, or assessments or charges made by any governmental authority), claims, damages, interest judgments, costs, or expenses, including without limitation reasonable fees and disbursements of counsel, incurred by any of them arising out of claims by any third party relating to or in connection with or by reason of this Agreement, the Commitment, the issuance or negotiation of any Letters of Credit, the making of the Loan or any Collateral therefor, other than those resulting primarily from any such party's own wilful misconduct or gross negligence, including without limitation, any and all losses, liabilities, claims, damages, interests, judgments, costs or expenses relating to or arising under any Environmental Control Statute or the application of any such Statute to any of the Borrowers' properties or assets. Borrowers hereby release Bank and its directors, officers, agents, employees and counsel from any and all claims for loss, damages, costs or expenses caused or alleged to be caused by any act or omission on the part of any of them other than those resulting primarily from any such party's own wilful misconduct or gross negligence. All obligations provided for in this Paragraph 10.1 shall survive any termination of this Agreement or the Commitment and the repayment of the Loan.

                  9.2. Participations and Assignments. Borrowers hereby acknowledge and agree that Bank may at any time: (a) grant participations in all or any portion the Commitment or the Loan or the Note or of its right, title and interest therein or in or to this Agreement (collectively, "Participations") to any other lending office or to any other bank, lending institution or other entity which has the requisite sophistication to evaluate the merits and risks of investments in Participations ("Participants"); provided, however, that: (i) all amounts payable by Borrowers hereunder shall be determined as if Bank had not granted such Participation; and (ii) any agreement pursuant to which Bank may grant a Participation: (x) shall provide that Bank shall retain the sole right and responsibility to enforce the obligations of Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement; (y) such participation agreement may provide that Bank will not agree to any modification, amendment or waiver of this Agreement without the consent of the Participant if such modification, amendment or waiver would reduce the principal of or rate of interest on the Loan or postpone the date fixed for any payment of principal of or interest on the Loan; and (z) shall not relieve Bank from its obligations, which shall remain absolute, to make Advances hereunder; and (b) assign all or any portion of its rights under the Loan, provided, however, that in the absence of an Event of Default hereunder Bank shall not assign more than fifty percent (50%) of the aggregate Commitment as of the date hereof. Borrowers may not assign or transfer their rights or obligations hereunder to any other party, including by operation of law, without the express written consent of Bank.

                  9.3. Binding and Governing Law. This Agreement and all documents executed hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and, except as may be required by mandatory provisions of applicable law, shall be governed as to their validity, interpretation and effect by the laws of the Commonwealth of Pennsylvania.

                  9.4. Survival. All agreements, representations, warranties and covenants of Borrowers contained herein or in any documentation required hereunder shall survive the execution of this Agreement and the making of the Loan hereunder, and except for Paragraphs 5.11 and 10.1 which provide otherwise will continue in full force and effect as long as the Commitment of any Letter of Credit remains in effect or any indebtedness or other obligation of Borrowers to Bank remains outstanding.

                  9.5. No Waiver; Delay. If Bank shall waive any power, right or remedy arising hereunder or under any applicable law, such waiver shall not be deemed to be a waiver upon the later occurrence or recurrence of any of said events with respect to Bank. No delay by Bank in the exercise of any power, right or remedy shall, under any circumstances, constitute or be deemed to be a waiver, express or implied, of the same and no course of dealing between the parties hereto shall constitute a waiver of Bank's powers, rights or remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  9.6. Modification; Waiver. Except as otherwise provided in this Agreement, no modification or amendment hereof, or waiver or consent hereunder, shall be effective unless made in a writing signed by appropriate officers of the parties hereto.

                  9.7. Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

                  9.8. Notices. Any notice, request or consent required hereunder or in connection herewith shall be deemed satisfactorily given if in writing and delivered by hand, mailed (registered or certified mail) or sent by facsimile transmission to Bank or to any Borrower at the respective addresses or telecopier numbers set forth below, or to any party at such other addresses or telecopier numbers as may be given by any party to the others in writing:

                  If to any Borrower:

                  David's Bridal, Inc.
                  44 West Lancaster Avenue
                  Ardmore, PA  19003
                  Attention:    Ed Tomechko
                                Edward S. Wozniak
                  Telecopier: (610) 896-6588

                  with a copy to:

                  Morgan, Lewis & Bockius LLP
                  2000 One Logan Square
                  Philadelphia, PA  19103-6993
                  Attention:  Michael J. Pedrick, Esq.
                  Telecopier:  (215) 963-5299

                  if to Bank:

                  First Union National Bank
                  1339 Chestnut Street
                  Philadelphia, PA  19101
                  Attention:  Irene Rosen Marks
                  Telecopier:  (215) 973-7671

                  with a copy to:

                  Pepper Hamilton LLP
                  3000 Two Logan Square
                  Philadelphia, PA  19103
                  Attention:  Lisa D. Kabnick, Esq.
                  Telecopier:  (215) 981-4750

Failure to provide a copy of any notice or other communication to counsel as provided above shall not affect the validity or effect of such notice or other communication.

                  9.9. Payment on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, provided however that such extension of time shall be included in the computation of interest due in conjunction with such payment or other fees due hereunder, as the case may be.

                  9.10. Time of Day. All time of day restrictions imposed herein shall be calculated using Bank's local time.

                  9.11. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

                  9.12. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document, and each such counterpart shall be deemed to be an original.

                  9.13. Consent to Jurisdiction and Service of Process. Each Borrower irrevocably appoints each officer of DBI as its attorney upon whom may be served any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Agreement, the Notes, the Loan Documents, any Letter of Credit or any of the Collateral; each Company hereby consents that any action or proceeding against it be commenced and maintained in any court within the Commonwealth of Pennsylvania or in the United States District Court for the Eastern District of Pennsylvania by service of process on any officer of DBI; and each Borrower agrees that the courts of the Commonwealth of Pennsylvania and the United States District Court for the Eastern District of Pennsylvania shall have jurisdiction with respect to the subject matter hereof and the person of each Borrower and the Collateral. Notwithstanding the foregoing, Bank, in its absolute discretion may also initiate proceedings in the courts of any other jurisdiction in which any Borrower may be found or in which any of its properties or Collateral may be located.

                  9.14. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE NOTES OR OTHER LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF BANK. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BANK'S ENTERING INTO THIS AGREEMENT.

                  9.15. ACKNOWLEDGMENTS. EACH BORROWER ACKNOWLEDGES THAT IT HAS HAD THE ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS AGREEMENT AND, SPECIFICALLY, PARAGRAPH 9.14 HEREOF, AND FURTHER ACKNOWLEDGES THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURY TRIAL HAVE BEEN FULLY EXPLAINED TO SUCH BORROWER BY SUCH COUNSEL.

                  IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, as applicable, have executed this Agreement the day and year first above written.

ATTEST:                                         DAVID'S BRIDAL, INC., a Florida
                                            corporation


By: /s/ Edward S. Wozniak               By: /s/ Steven H. Erlbaum
   --------------------------              ---------------------------
                                        Name:  Steven H. Erlbaum
Title: SVP - CFO                        Title: CEO

                                        KPS MARKETING, INC., a Pennsylvania
                                        corporation

                                        By: /s/ Steven H. Erlbaum
                                           ---------------------------------
                                        Name:  Steven H. Erlbaum
                                        Title: CEO

                                        MALIBU BRIDAL, INC., a Pennsylvania
                                        corporation


                                        By: /s/ Steven H. Erlbaum
                                           ---------------------------------
                                        Name:  Steven H. Erlbaum
                                        Title: CEO


                                        DB OF DEL., INC., a Delaware corporation


                                        By: /s/ Steven H. Erlbaum
                                           ---------------------------------
                                        Name:  Steven H. Erlbaum
                                        Title: CEO


                                        FIRST UNION NATIONAL BANK


                                        By: /s/ Irene Rosen Marks
                                           ---------------------------------
                                        Name:  Irene Rosen Marks
                                        Title: Vice President



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